UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Interface, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of Annual Meeting of Shareholders

WHEN

May 19, 2026

9:00 a.m. Eastern Time

WHERE

Interface, Inc.

1280 West Peachtree Street NW

Atlanta, Georgia 30309

ITEMS OF BUSINESS

1.	To elect ten members of the Board of Directors.

2.	To approve, on an advisory basis, executive compensation, often referred to as “say on pay.”

3.	To ratify the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2026.

4.	Such other matters as may properly come before the meeting and at any adjournments of the meeting.

RECORD DATE

The Board of Directors set March 13, 2026, as the record date for the meeting. This means that only shareholders of record at the close of business on March 13, 2026, will be entitled to receive notice of and to vote at the meeting or any adjournments of the meeting.

By Order of the Board of Directors

/s/ David B. Foshee
David B. Foshee
Secretary

April 1, 2026

PLEASE PROMPTLY COMPLETE AND RETURN A PROXY CARD

OR USE TELEPHONE OR INTERNET VOTING PRIOR TO THE MEETING SO THAT YOUR VOTE

MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

PROXY STATEMENT SUMMARY

The Board of Directors ("Board") of Interface, Inc. (the "Company," "we," "us," "our" or "Interface") is furnishing this Proxy Statement and soliciting proxies in connection with the proposals to be voted on at the Interface, Inc. 2026 Annual Meeting of Shareholders ("Annual Meeting") and any postponements or adjournments thereof. This summary highlights certain information contained in this Proxy Statement, but it does not contain all of the information you should consider when voting your shares. Please read the entire Proxy Statement carefully before voting.

2026 Annual Meeting Information
Date	Tuesday, May 19, 2026
Time	9:00 a.m. Eastern Time
Location	Interface, Inc. 1280 West Peachtree Street NW Atlanta, Georgia 30309
Record Date	Friday, March 13, 2026
Stock Symbol	TILE
Stock Exchange	NASDAQ
Corporate Website	www.interface.com

In the event the Company changes the date, time or location of the Annual Meeting pursuant to the guidance issued by the SEC, the Company will inform shareholders in a manner as prescribed by such guidance.

Voting Items and Vote Recommendation

Item	Board Recommendation	Reasons for Recommendation	More Information
1. To elect ten members of the Board of Directors.	FOR

The Board and the Nominating & Governance Committee believe our nominees possess the skills, experience and qualifications to effectively monitor performance, provide oversight and support management's execution of the Company's long-term strategy.

Page 13
2. To approve, on an advisory basis, executive compensation, often referred to as a “say on pay.”	FOR	Our executive compensation program incorporates many compensation governance best practices and reflects our commitment to align pay with performance.	Page 22
3. To ratify the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2026.	FOR	Based on its assessment, the Audit Committee believes that the appointment of Ernst & Young LLP is in the best interests of Interface and our shareholders.	Page 53

Vote in Advance of the Meeting			Vote in Person

Internet	Telephone	Mail
Using the Internet and voting at the website listed on the proxy card and the Notice.	Using the toll-free phone number listed on the proxy card and the Notice.	Signing, dating and mailing a proxy card.	See page 60 for details on attending the Annual Meeting in person.

Our Company

Who We Are

We are a worldwide leader in design, production and sales of commercial flooring, such as carpet tile, luxury vinyl tile, and rubber tile and sheet products. Our flooring systems help customers create beautiful interior spaces while positively impacting those who use them and our planet. We are committed to the pursuit of sustainability and minimizing our impact on the environment while enhancing shareholder value. This commitment is exemplified by our decision to go ‘all in,’ where we focus on continuing to avoid, reduce, and store as much carbon as we can in the manufacture of our products, our business operations, and our supply chain. We believe Interface has for decades been the most environmentally conscious company in the global flooring industry, and we remain committed to leading the industry in sustainability, design and innovation.

Interface®
nora®
FLOR
PREMIUM BRANDS WITH ATTRACTIVE MARGINS
SALES IN
100+
COUNTRIES
6
MANUFACTURING SITES ON 4 CONTINENTS
~30 INTERFACE SHOWROOMS
$1.4 BILLION*
IN GLOBAL REVENUE
REGIONAL NET SALES BREAKDOWN*
10% Asia-Pacific
29% Europe
61% Americas
CORPORATE
EDUCATION
HEALTHCARE
END MARKET DIVERSIFICATION
3,600
EMPLOYEES WORLDWIDE
*figures represent LTM Q4 2025 Net Sales and Percentage of LTM Q4 2025 Net Sales

Our Performance

In addition to the financial data shown below, the Compensation Discussion and Analysis section of this Proxy Statement contains important measures of our 2025 financial performance.

NET SALES ($ in millions)	GROSS PROFIT and ADJUSTED GROSS PROFIT (NON-GAAP)* ($ in millions)

OPERATING INCOME and ADJUSTED OPERATING INCOME (NON-GAAP)* ($ in millions)	DILUTED EPS and ADJUSTED DILUTED EPS (NON-GAAP)*

*Please see Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures and an explanation of why we believe non-GAAP measures provide useful information to shareholders and the additional purposes for which we use non-GAAP measures.

Our Capital Structure

We believe we have a strong capital structure and the financial resources to deliver on our strategic initiatives. During 2025, we generated strong cash flows and repaid $121 million of debt. We ended the year with total debt of $182 million and net debt of $110 million.

YEAR END TOTAL DEBT ($ in millions)	YEAR END NET DEBT (NON-GAAP)* ($ in millions)

NET INCOME and ADJUSTED EBITDA (NON-GAAP)* ($ in millions)	YEAR END NET DEBT / ADJUSTED EBITDA (NON-GAAP)*

Total Debt / Net Income	9.4x	26.6x	9.4x	3.5x	1.6x

*See Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Environmental, Social and Governance (ESG)

Interface is committed to operating in an ethical manner with a focus on sustainability that benefits all stakeholders – employees, customers, shareholders, and the environment. Our 30+ year sustainability journey is guided by a purpose-driven culture and an emphasis on transparency. We continue to set aggressive targets in line with the level of action needed for sound corporate citizenship and environmental responsibility.

Our Board of Directors oversees all areas of ESG at Interface. Our Nominating & Governance Committee monitors and advises the Company’s management regarding environmental, social, and related governance matters that are significant to the Company. The Audit Committee oversees the Company’s legal and regulatory compliance and reporting regarding environmental, social, and governance metrics and performance. The Innovation & Sustainability Committee reviews, monitors, and provides guidance on our sustainability strategy and progress, including topics related to climate and circularity. Our Compensation & Talent Development Committee oversees human capital development, including employee engagement, corporate culture, and talent development.

Recent ESG Highlights include:

	ENVIRONMENTAL		SOCIAL		GOVERNANCE

●	'All in' on carbon negative by 2040 – committed to avoiding, reducing,and storing more carbon than ever before	●	Certified by Great Place to Work® in nine countries	●	Emphasizing ethical and responsible behavior through strong policies and compliance training

●	Continuing to progress on our 2030 science-based targets	●	Fostering a safe, healthy and inclusive work environment	●	Prioritizing effective risk management with a robust Enterprise Risk Management program

●	Building a portfolio of cradle-to-gate carbon negative flooring	●	Advancing talent development through engaging, personalized learning programs	●	Investing in leadership development across the organization

●	Accelerating circular economy strategies through design, innovation, and material choices	●	Investing in health and wellness resources for employee well-being

Learn more about our progress to reduce environmental impacts, cultivate social responsibility, and operate with strong governance, in our annual Impact Report. (Our Impact Report is not a part of this Proxy Statement.)

Summary of Item 1 - Election of Directors

In this proposal, shareholders are asked to vote "FOR" each of the following ten director nominees.

Nominee Name	Director Since	Independent?	Audit Committee	Compensation & Talent Development Committee	Nominating & Governance Committee	Innovation & Sustainability Committee
John P. Burke	2013	Yes			✔
Dwight Gibson	2019	Yes		✔
Daniel T. Hendrix	1996	No				Chair
Laurel M. Hurd	2022	No
Christopher G. Kennedy	2000	Yes			Chair
Joseph Keough	2019	Yes	✔	✔
Catherine M. Kilbane	2018	Yes		Chair		✔
K. David Kohler	2006	Yes			✔	✔
Catherine Marcus	2023	Yes	✔
Robert T. O’Brien	2022	Yes	Chair			✔

Summary of Item 2 - Advisory Vote to Approve Executive Compensation

We provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the SEC. The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers, as well as the philosophy, policies and practices, all as described in this Proxy Statement. The vote is advisory, and therefore it is not binding on the Company, the Compensation & Talent Development Committee or our Board of Directors. We recommend that our shareholders vote "FOR" approval of our executive compensation as described in this Proxy Statement.

Our executive compensation program is generally designed to:

Provide competitive compensation packages that will attract and retain superior talent	Motivate our executive officers to achieve desired Company performance and to appropriately reward that performance	Align the interests of our executive officers with long- term interests of our shareholders, primarily through equity awards

We believe that motivating and rewarding exceptional performance is the overriding principle of our executive compensation program.

We Do:		We Do Not:

✔	Provide a significant portion of our named executive officers’ total compensation in the form of awards tied to our long-term strategy and our performance.	X	Provide supplemental retirement benefits to our executive officers (other than a legacy arrangement with Mr. Stansfield, as described below).

✔	Require compliance with our Stock Ownership Guidelines, which require that our executive officers own a specified value of shares of the Company’s common stock.	X

Time the grants of equity awards to coordinate with the release of material non-public information, or time the release of material non-public information for the purpose of affecting the value of any named executive officer compensation.

✔	Have a Compensation & Talent Development Committee comprised entirely of independent directors who use an independent consultant retained by the committee.	X	Provide tax gross-ups for our named executives.

✔	Have a clawback policy that requires the Company to recover from executives any excess incentive-based compensation resulting from an accounting restatement.	X	Provide excessive perquisites to executives.

✔	Have ongoing consideration and oversight by the Compensation & Talent Development Committee with respect to any potential risks associated with our incentive compensation programs.	X	Have a shareholder rights plan (i.e., poison pill).

✔	Prohibit our associates through our Insider Trading Policy from engaging in hedging transactions in our stock, and prohibit our officers and directors from pledging our stock as loan collateral.	X	Pay dividends on unvested performance-based equity awards.

✔	Utilize “double trigger” change-in-control provisions in our equity award and executive severance agreements.	X	Permit pledging or hedging activities by our executive officers involving our stock.

The following sets forth the primary objectives addressed by each component of our executive compensation program:

Competitive base salary	Assists with attraction and retention of highly qualified executives and promotes management stability

Annual cash bonus opportunity based on achievement of established goals	Aligns individual interests with overall short-term (typically annual) objectives, and reinforces “pay for performance” program goals

Long-term incentives	Aligns individual interests with the long- term investment interests of shareholders and assists with retention of highly qualified executives

For more information regarding our compensation, please see our Compensation Discussion and Analysis beginning on page 25.

Summary of Item 3 - Ratify Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm

Ernst & Young LLP (“EY”) served as the Company’s independent registered public accounting firm for 2025. Our Audit Committee has selected EY to audit our financial statements for 2026. Although it is not required to do so, the Board is submitting the Audit Committee's selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting in order to ascertain the view of our shareholders regarding such selection. We recommend that our shareholders vote "FOR" the ratification of EY as the Company’s Independent Registered Public Accounting Firm for 2026. Prior to 2025, BDO USA, P.C. (“BDO USA”) served as the Company’s independent registered public accounting firm. Below is summary information about EY’s fees for services during 2025 and BDO USA’s fees for services during 2024:

	2025	2024
Audit Fees	$2,454,170	$2,472,050
Audit-Related Fees	-	96,500
Tax Fees	91,964	118,696
All Other Fees	5,200	-
Total	$2,551,334	$2,687,246

See Item 3 for further information regarding these fees.

NOMINATION AND ELECTION OF DIRECTORS

(ITEM 1)

The Bylaws of the Company provide that the Board of Directors shall consist of a maximum of 15 directors, with the exact number of directors being established by action of the Board taken from time to time. The Board of Directors has set the current number of directors at ten.

In the event that any nominee for director withdraws or for any reason is not able to serve as a director, each Proxy that is properly executed and returned will be voted for such other person as may be designated as a substitute nominee by the Board of Directors. Each nominee is an incumbent director standing for re-election. Each nominee has consented to being named herein and to continue serving as a director, if re-elected. The term of office for each director continues until the next annual meeting of shareholders and until his or her successor, if there is to be one, has been elected and has qualified.

Board Skills Matrix

The matrix below summarizes certain of the key experience, skills and attributes that our director nominees bring to the Board to enable the effective oversight of our Company and execution of our business strategy. This matrix highlights the depth and breadth of the skills and experience of our director nominees. Additional details regarding each director nominee’s skills, experience and background are set forth in the individual biographies that follow.

Experience, skills and Attributes	Burke	Gibson	Hendrix	Hurd	Kennedy	Keough	Kilbane	Kohler	Marcus	O’Brien
C-Suite Executive Management	✔	✔	✔	✔	✔	✔	✔	✔	✔
Industry Knowledge			✔	✔	✔
Accounting & Finance			✔			✔			✔	✔
International Business	✔	✔	✔	✔			✔	✔	✔	✔
Strategy Development	✔	✔	✔	✔	✔	✔		✔	✔	✔
Mergers & Acquisitions		✔	✔	✔		✔	✔	✔		✔
Sales & Marketing	✔	✔		✔				✔		✔
Environmental Sustainability	✔		✔		✔			✔
Corporate Governance & Risk Management							✔	✔		✔

Certain information relating to each nominee proposed by the Board is set forth below. Under our Corporate Governance Guidelines, directors are required to submit an offer of resignation upon experiencing a job change.

Nominees

Experience: Since 1997, Mr. Burke has been Chief Executive Officer of Trek Bicycle Corporation, one of the world’s largest manufacturers of bicycles, and a company with a mission to help the world use the bicycle as a simple solution to complex problems. He served as chairman of President George W. Bush’s President’s Council on Physical Fitness & Sports and is a founding board member of the Bikes Belong Coalition. Mr. Burke also serves on the board of Trek Bicycle Corporation.

John P. Burke	Qualifications and skills: Executive level business experience at a manufacturing company that is
Age: 64 Director since 2013 Chief Executive Officer, Trek Bicycle Corporation	focused primarily on sales in the consumer channel and with an emphasis on sustainability and innovation.

Experience: Since January 2024, Mr. Gibson has been an Operating Partner with Pritzker Private Capital. From June 2021 to March 2023, he served as the Chief Executive Officer and as a director of BlueLinx Holdings, Inc. (NYSE: BXC), a leading wholesale distributor of building and industrial products in the U.S. Prior to joining BlueLinx, he was the Chief Commercial Officer for SPX FLOW, Inc., a leading global provider of process solutions and components across a variety of sanitary and industrial market applications. Previously, he served as President, Food & Beverage and Industrial Segments (May 2019 to May 2020) and President, Food & Beverage Segment (June 2016 to May 2019) for SPX FLOW. Prior to joining SPX FLOW, Mr. Gibson spent 11 years at HVAC manufacturer Ingersoll Rand. Mr. Gibson also has served on the board of building products company Amrize Ltd. (NYSE: AMRZ) since June 2025.

Dwight Gibson	Qualifications and skills: Mr. Gibson brings to the Board experience in driving growth for purpose-driven
Age: 51 Director since 2019 Operating Partner, Pritzker Private Capital	global manufacturing companies, particularly in the areas of sales, operations, strategy and executive management.

Experience: Mr. Hendrix joined the Company in 1983 after having worked previously for a national accounting firm. He was promoted to Treasurer of the Company in 1984, Chief Financial Officer in 1985, Vice President-Finance in 1986, Senior Vice President-Finance in 1995, Executive Vice President in 2000, and President and Chief Executive Officer in July 2001. He was elected to the Board in October 1996 and served as Chairman of the Board from October 2011 to March 2024. In March 2017, Mr. Hendrix retired from the role of Chief Executive Officer. In January 2020, Mr. Hendrix was reappointed as President and Chief Executive Officer of the Company. Mr. Hendrix again retired from the roles of President and Chief Executive Officer in April 2022. Mr. Hendrix has served as a director of cabinet maker American Woodmark Corporation (NASDAQ: AMWD) since May 2005.

Daniel T. Hendrix	Qualifications and skills: Knowledge extending to virtually all aspects of the Company’s business, with
Age: 71 Director since 1996 Former CEO and Former Chairman of the Board, Interface, Inc.	a particular emphasis on strategic planning and financial matters, giving him a unique understanding of our strategies and operations. His tenure provides consistent leadership to the Board and facilitates the interrelationship between the Board and the Company’s executive leadership team.

Experience: Ms. Hurd was appointed as the Company’s President and Chief Executive Officer in April 2022. From 2019 to 2022, Ms. Hurd served as Segment President, Learning and Development at global consumer goods company Newell Brands Inc. (NASDAQ: NWL), leading its Baby and Writing businesses. Previously, Ms. Hurd was the Division Chief Executive Officer for Newell Brands’ Writing division starting in February 2018. From 2016 to February 2018, she served as Chief Executive Officer of Newell Brands’ Baby division. From May 2014 until 2016, Ms. Hurd was President of the Baby and Parenting division at Newell Brands, where she oversaw the Calphalon, Goody, and Rubbermaid consumer brands. From 2012 to 2014, Ms. Hurd was Vice President, Global Development for Newell Brands, leading both Marketing and Research & Development for the Graco, Aprica, and Teutonia brands globally. Since August 2021, Ms. Hurd also has served on the board of directors of RV manufacturer Thor Industries, Inc. (NYSE: THO).

Laurel M. Hurd	Qualifications and skills: Extensive executive level experience in sales management, product
Age: 56 Director since 2022 President and Chief Executive Officer, Interface, Inc.	development, strategy and brand stewardship in both the consumer-packaged goods and the consumer durables sectors.

Experience: Mr. Kennedy is the Chairman Emeritus of real estate development company Joseph P. Kennedy Enterprises, Inc., and is a Managing Member of real estate development company Wolf Point Management LLC. He has served on the board of trustees of Ariel Mutual Funds since 1994 and served on the board of directors of Knoll, Inc. (a leading designer and manufacturer of branded office furniture and textiles) from 2014 to 2021. Mr. Kennedy also serves on the boards of two non-profit organizations and one charitable foundation. Mr. Kennedy was elected Chairman of the Board in March 2024.

Christopher G. Kennedy	Qualifications and skills: Broad understanding of the fundamentals of our business, having managed
Age: 62 Director since 2000 Chairman of the Board Chairman Emeritus, Joseph P. Kennedy Enterprises, Inc.	more than 10 million square feet of commercial real estate and developed thousands of multi-family residential units, and currently oversees, on behalf of the Kennedy family, the billion-dollar Wolf Point real estate development in Chicago. Insight into our industry sector in his former role as the chief executive of one of the leading tradeshow producers in North America gave him responsibility for industry events that are critical to the go-to-market strategy for the Company. His contacts with leading architectural and design firms, as well as the commercial real estate sector, require engagement in submarkets that are important to our operations.

Experience: Mr. Keough serves as Chairman and Chief Executive Officer of Wood Partners. Wood Partners is one of the nation’s largest multi-family residential real estate companies. Prior to serving as Chief Executive Officer, he served as both Chief Financial Officer and President of Wood Partners. Mr. Keough began his career in consulting, and was a Principal at The Boston Consulting Group, an international strategic consulting firm, and later served as Chief Operating Officer of Fuqua Capital, the vertically integrated family office of the Fuqua family. He currently serves on the board of home builder Meritage Home Corporation (NYSE: MTH), and one private company.

Joseph Keough	Qualifications and skills: Extensive executive level experience in the multi-family residential building
Age: 56 Director since 2019 Chairman and Chief Executive Officer, Wood Partners	industry, including leadership in the areas of finance, accounting, capital markets, real estate development, strategy and operations management.

Experience: Ms. Kilbane retired in 2017 as Senior Vice President of The Sherwin-Williams Company (NYSE: SHW), a Fortune 500 global leader in paints and coatings. She joined Sherwin-Williams in 2013 as Senior Vice President, General Counsel and Secretary. Prior to that, Ms. Kilbane was Senior Vice President and General Counsel from 2003 to 2012 at American Greetings Corporation (NYSE: AM), one of the world’s largest manufacturers of social expression products. From 1987 to 2003, she was a partner in the general business group at Baker & Hostetler LLP in Cleveland, Ohio. Ms. Kilbane is a director of The Andersons, Inc. (NASDAQ: ANDE) (where she also serves as lead independent director), a Fortune 500 diversified agribusiness company in the grain, ethanol, plant nutrient, and rail sectors, and The Davey Tree Expert Company, a provider of residential and commercial tree care services. She also is a member of the board of directors of the Cleveland Clinic Foundation and one other non-profit foundation.

Catherine M. Kilbane	Qualifications and skills: Over thirty years of experience in corporate law, extensive experience in
Age: 62 Director since 2018 Retired Senior Vice President and General Counsel, The Sherwin- Williams Company	mergers and acquisitions, including large, multinational transactions, a solid understanding of ensuring shareholder value through her fourteen years of experience with two publicly traded companies and board member experience with for-profit and non-profit organizations.

Experience: Since 2015, Mr. Kohler has served as the President and Chief Executive Officer for Kohler Co., a manufacturer of kitchen and bath products, interior furnishings, engines and power generation systems, and an owner and operator of golf and resort destinations. In 2022, he became Chair of Kohler. His previous positions at Kohler include President and Chief Operating Officer (2009-2015), Executive Vice President (2007-2009) and Group President of the Kitchen and Bath Group (1999-2007). He has served as a member of the board of Kohler Co. since 1999, and also is a director of ceramic tile and natural stone manufacturer and distributor Internacional de Cerámica, S.A.B. de C.V., a public company traded on the Mexican Stock Market. Mr. Kohler also serves as a director of the non-profit corporation Green Bay Packers, Inc and one private company.

K. David Kohler	Qualifications and skills: Extensive business experience from his service in executive positions at a
Age: 59 Director since 2006 Chair and Chief Executive Officer, Kohler Co.	manufacturing company with international operations and distribution into both commercial and consumer channels.

Experience: Ms. Marcus serves as the Co-CEO (since October 2023) and Chief Operating Officer (since 2014) of PGIM Real Estate, one of the world’s largest global real estate investment managers and a major profit center of PGIM, the global asset management business of Prudential Financial, Inc. (NYSE: PRU). She is responsible for global strategy and oversees PGIM Real Estate’s business and investment operations globally. Prior to assuming her current roles, Ms. Marcus held several positions with PGIM Real Estate, including head of its U.S. equity business (2014-2023) and senior portfolio manager for its flagship core equity real estate fund (2011-2014). She is also a member of the board of directors for Skanska AB (Nasdaq Stockholm: SKA B), the multinational construction company.

Catherine Marcus	Qualifications and skills: Extensive experience in the commercial real estate industry and a deep
Age: 60 Director since 2023 Co-CEO and Chief Operating Officer, PGIM Real Estate	understanding of the corporate office segment, which is a critical area of focus and growth for Interface. She also brings years of global operating experience, understanding how to motivate and lead local teams while also driving global efficiency and consistency.

Experience: In May 2022, Mr. O’Brien retired from the position of Deputy Managing Partner of Growth & Offerings for Deloitte’s Audit & Assurance business. In that position, which Mr. O’Brien held since August 2019, he oversaw acquisitions, business development, client pursuits, marketing and marketplace intelligence activities. From December 2009 to March 2020, Mr. O’Brien served as Deloitte’s Global and U.S. Real Estate Sector leader, developing and executing Deloitte’s real estate sector strategy and leading its activities in consulting, advisory, tax and audit services for real estate clients. Mr. O’Brien was a partner at Deloitte from 1995 until his retirement, serving in the audit and mergers and acquisitions areas.

Robert T. O’Brien	Qualifications and skills: Over 35 years of experience assisting public and privately held real estate,
Age: 64 Director since 2022 Retired Deputy Managing Partner of Growth & Offerings, Deloitte & Touche LLP	private equity, hospitality and technology companies execute transactions, grow their businesses, and enhance operations. Extensive experience in accounting and auditing, mergers and acquisitions, and corporate finance, as well as financial reporting, internal control, regulatory, risk, leadership succession and corporate governance best practices. Mr. O’Brien is also a certified public accountant.

Vote Required and Recommendation of Board

Under the Company’s Bylaws, election of each of the nominees requires a plurality of the votes cast by the Company’s outstanding Common Stock entitled to vote and represented (in person or by proxy) at the meeting. As noted below, however, in an uncontested election, any nominee who does not receive a majority affirmative vote must submit a resignation (which may be conditional) to the Board or its Chair. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE, AND PROXIES EXECUTED AND RETURNED OR VOTED BY TELEPHONE OR INTERNET WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS CONTRARY INSTRUCTIONS ARE INDICATED.

DIRECTOR INDEPENDENCE

For each director, the Board makes a determination of whether the director is “independent” under the criteria established by the Nasdaq Stock Market and other governing laws and regulations. In its review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. The current directors are John P. Burke, Dwight Gibson, Daniel T. Hendrix, Laurel M. Hurd, Christopher G. Kennedy, Joseph Keough, Catherine M. Kilbane, K. David Kohler, Catherine Marcus, and Robert T. O’Brien. As a result of its review, the Board has determined that all the current directors, with the exception of Daniel T. Hendrix (who was an employee) and Laurel M. Hurd (who is an employee), are independent.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board is currently led by Mr. Kennedy as the independent, non-executive Chairman of the Board. Ms. Hurd currently serves as our Chief Executive Officer. Mr. Kennedy has served as independent Chairman since March 13, 2024. At this time, our Board believes that maintaining a separate Chief Executive Officer and independent Chair of the Board structure is best for the Company, and gives primary responsibility for the operational leadership and strategic direction of the Company to our Chief Executive Officer, while the independent Chair of the Board facilitates our Board’s independent oversight of the Company’s management and operations.

Our Board is committed to objective, independent Board leadership. It believes that independent board oversight involves having properly defined independent board leadership, such as a strong Lead Independent Director when the Chair of the Board is not an independent director. For example, prior to Mr. Kennedy's appointment as Chairman, the Board's leadership structure included a Lead Independent Director (Mr. Kennedy), a Chairman (Mr. Hendrix), and a separate Chief Executive Officer (Ms. Hurd). Because neither the Chairman nor the Chief Executive Officer was considered "independent" under applicable standards, the Board appointed Mr. Kennedy to serve as Lead Independent Director. The specific responsibilities of the Lead Independent Director during that time were as follows:

●	Preside at Executive Sessions. Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.
●	Call Meetings of Independent Directors. Has the authority to call meetings of the independent directors.
●	Function as Liaison with the Chairman. Serves as the principal liaison on Board-wide issues between the independent directors, the Chairman, and the Chief Executive Officer.
●

Participate in Flow of Information to the Board such as Board Meeting Agendas and Schedules. Provides the Chairman and the Chief Executive Officer with input as to meeting agenda items, advises the Chairman and the Chief Executive Officer as to the quality, quantity and timeliness of information sent to the Board, and approves meeting schedules to assure there is sufficient time for discussion of all agenda items.

●	Recommends Outside Advisors and Consultants. Recommends the retention of outside advisors and consultants who report directly to the Board.
●	Shareholder Communication. Ensures that he is available, if requested by shareholders and when appropriate, for consultation and direct communication.

However, because Mr. Kennedy currently serves as the independent Chairman of the Board, the Board has not appointed a Lead Independent Director. The Board reassesses its leadership structure as needed and has the flexibility to choose a different leadership structure when our directors believe circumstances warrant.

Meetings and Committees of the Board

The Board of Directors held five meetings during 2025. All the incumbent directors attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member.

The independent directors meet in regularly scheduled executive sessions without Mr. Hendrix or members of management present. In 2025, the independent directors met one time in executive session.

The Board of Directors currently has the following standing committees that assist the Board in carrying out its duties: the Executive Committee, the Audit Committee, the Compensation & Talent Development Committee, the Nominating & Governance Committee, and the Innovation & Sustainability Committee. The following table lists the current members of each committee:

Executive Committee	Audit Committee	Compensation & Talent Development Committee	Nominating & Governance Committee	Innovation & Sustainability Committee

Laurel M. Hurd (Chair)	Robert T. O’Brien (Chair)	Catherine M. Kilbane (Chair)	Christopher G. Kennedy (Chair)	Daniel T. Hendrix (Chair)
Daniel T. Hendrix	Joseph Keough	Dwight Gibson	John P. Burke	Catherine M. Kilbane
Christopher G. Kennedy Robert T. O’Brien	Catherine Marcus	Joseph Keough	K. David Kohler	K. David Kohler Robert T. O’Brien

Executive Committee. The Executive Committee did not meet during 2025. Except for duties reserved to the other Board committees and for certain other exceptions, the Executive Committee may exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Company.

Audit Committee. The Audit Committee met eight times during 2025. The function of the Audit Committee is to (i) serve as an independent and objective party to review the Company’s financial statements, financial reporting process and internal control system, (ii) review and evaluate the performance of the Company’s Independent Registered Public Accounting Firm, financial management, and internal auditors, and (iii) provide an open avenue of communication among the Company’s Independent Registered Public Accounting Firm, financial management, internal auditors, and the Board. The Board of Directors has determined that all three members of the Audit Committee are “independent” in accordance with applicable law, including the rules and regulations of the SEC and the rules of the Nasdaq Stock Market, and that all three members are an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Audit Committee operates pursuant to an Audit Committee Charter which was adopted by the Board of Directors and may be viewed on the Investor Relations section of our website, https://investors.interface.com/overview/default.aspx.

Compensation & Talent Development Committee. The Compensation & Talent Development Committee met four times during 2025. The function of the Compensation & Talent Development Committee is to (i) evaluate the performance of the Company’s Chief Executive Officer and other senior executives, (ii) determine compensation arrangements for such executives, (iii) administer the Company’s stock and other incentive plans for key employees, (iv) review the administration of the Company’s employee benefit plans, and (v) overseeing the development and execution of the Company’s strategies for engaging with its employees, enhancing its corporate culture, and for recruitment, retention, assessment and succession of its personnel. The Board of Directors has determined that each member of the Compensation & Talent Development Committee is “independent” in accordance with applicable law, including the rules and regulations of the SEC and the rules of the Nasdaq Stock Market. The Compensation & Talent Development Committee operates pursuant to a Compensation & Talent Development Committee Charter that was adopted by the Board of Directors and may be viewed on the Investor Relations section of our website, https://investors.interface.com/overview/default.aspx. The Compensation & Talent Development Committee’s policies and philosophy are described in more detail below in this Proxy Statement under the heading “Compensation Discussion and Analysis.”

Nominating & Governance Committee. The Nominating & Governance Committee met one time during 2025. The Nominating & Governance Committee assists the Board in establishing qualifications for Board membership and in identifying, evaluating and selecting qualified candidates to be nominated for election to the Board, and monitoring the Company’s activities and practices regarding ESG matters that are significant to the Company. The Nominating & Governance Committee also assists the Board in reviewing and analyzing, and makes recommendations regarding, corporate governance matters, and it also recommends committee assignments for Board members. The Board of Directors has determined that each member of the Nominating & Governance Committee is “independent” in accordance with applicable law, including the rules of the Nasdaq Stock Market. The Nominating & Governance Committee operates pursuant to a Nominating & Governance Committee Charter that was adopted by the Board of Directors and may be viewed on the Investor Relations section of our website, https://investors.interface.com/overview/default.aspx.

Innovation & Sustainability Committee. The Innovation & Sustainability Committee met four times during 2025. The Company has a long history of a strong and enduring commitment to innovation and sustainability, and the Board believes these core strengths are critical to the Company’s future success and value creation. The Innovation & Sustainability Committee focuses on accelerating the Company’s innovation and sustainability initiatives, and institutionalizing its commitments in these areas to ensure that they endure. The Innovation & Sustainability Committee operates pursuant to a Innovation & Sustainability Committee Charter that was adopted by the Board of Directors and may be viewed on the Investor Relations section of our website, https://investors.interface.com/overview/default.aspx.

Nominations for Board Service

In the event of a vacancy on the Board, the Nominating & Governance Committee develops a pool of potential director candidates for consideration. The Nominating & Governance Committee seeks candidates for election and appointment with excellent decision-making ability, valuable and varied business experience and knowledge, and impeccable personal integrity and reputations. The Committee does not have a specific diversity policy but considers diversity of background and experience in evaluating candidates for Board membership, in an effort to obtain a variety of viewpoints in the Board’s proceedings. The Nominating & Governance Committee considers whether candidates are free of constraints or conflicts which might interfere with the exercise of independent judgment regarding the types of matters likely to come before the Board, and have the time required for preparation, participation and attendance at Board and committee meetings. Other factors considered by the Nominating & Governance Committee in identifying and selecting candidates include the needs of the Company and the range of talent and experience already represented on the Board. The Nominating & Governance Committee solicits suggestions from other members of the Board, from Company management, and occasionally from outside search firms, regarding persons to be considered as possible nominees. Shareholders who wish the Nominating & Governance Committee to consider their recommendations for director candidates should submit their recommendations in writing to the Nominating & Governance Committee, in care of the office of the Chairman of the Board, Interface, Inc., 1280 West Peachtree Street NW, Atlanta, GA 30309. Recommendations should include the information which would be required for a “Shareholder Proposal” as set forth in Article II, Section 9 of the Company’s Bylaws. Director candidates who are recommended by shareholders in accordance with these procedures will be evaluated by the Nominating & Governance Committee in the same manner as director candidates recommended by the Company’s directors, management and outside search firms.

Majority Vote Resignation Policy for Director Elections

Pursuant to governing law and documents, including the Company’s Bylaws as noted above, in most cases the Company's directors are elected by a plurality of the votes cast. Although nominees who receive the most votes for the available positions will generally continue to be duly elected, the Board of Directors has adopted a resignation policy applicable to nominees who fail to receive the affirmative vote of a majority of the votes cast in an uncontested election for directors. This policy does not alter the applicable legal standards. The policy requires that a nominee who does not receive a majority affirmative vote in an uncontested election promptly will tender, to the Board or its Chair, their resignation from the Board and committees on which the director serves. The resignation may be conditioned upon Board acceptance. If it is not so conditioned, the resignation must specify that it is effective immediately on delivery.

A “majority affirmative vote” means that the votes cast “for” a nominee’s election exceed those voted “withhold,” with broker and other non-votes not being considered “votes cast.” You have been provided with options to vote “for” or “withhold” from each Director nominee. However, neither a “withhold” vote nor declining to vote for directors (assuming the presence of a quorum) affects whether a director nominee in an uncontested election is legally elected under the plurality vote standard (provided such nominee receives at least one “for” vote). But a “withhold” vote is considered in determining whether a director who is legally elected has received a “majority affirmative vote” for purposes of the resignation policy.

The Nominating & Governance Committee of the Board will consider any resignation conditioned upon Board acceptance, including any information provided by the Director, and, within 60 days of the shareholder meeting at which the Director failed to receive a majority affirmative vote, will recommend to the full Board what action to take on the Director’s resignation. The Nominating & Governance Committee may recommend, among other things, acceptance or rejection of the resignation, delayed acceptance pending the recruitment and election of a new director or rejection of the resignation in order to address the underlying reasons for the Director’s failure to receive the majority affirmative vote of the shareholders. The policy provides for the Board to act on the Nominating & Governance Committee’s recommendation within 90 days following the shareholder meeting.

In considering a conditional resignation, the Nominating & Governance Committee and the Board may consider those factors it deems relevant to its recommendation, including but not limited to the underlying reasons for the failure of the Director to receive a majority affirmative vote, the tenure and qualifications of the Director, the Director’s past and expected future contributions, other policies and the overall composition of the Board, including whether accepting the resignation would cause the Company to fail to meet legal or stock market requirements.

Following the Board’s decision, the Company will publicly announce the Board’s decision regarding any conditional resignation. A resigning Director cannot participate in committee or Board decisions regarding their resignation, except in certain cases where multiple directors have failed to receive majority affirmative votes, which circumstances are described in the full policy posted on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx. The preceding summary of the policy is qualified in its entirety by reference to the full policy.

Shareholder Outreach Programs

In each of the past three years, we have conducted one or more shareholder outreach programs per year, with the most recent taking place in late 2025. In that program, we requested conference calls with each of our top 25 shareholders, representing approximately 69% of outstanding shares, and we held conference calls with each shareholder that accepted our request, representing approximately 28% of outstanding shares. During the outreach program, which was led by the Company’s Chief Executive Officer, we discussed with shareholders various proxy and Company related issues and areas of shareholder interest – such as the Company’s corporate governance practices, executive compensation philosophy and practices, and ESG initiatives.

Enterprise Risk Management

The Company maintains a formal and robust Enterprise Risk Management (“ERM”) program. The Company’s ERM program is based on the Enterprise Risk Management – Integrated Framework defined by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), although tailored to the Company’s specific risk profile and needs. The Company’s ERM program is managed by a risk committee comprised of executive officers and other senior managers, is administered by the Company’s Director of Internal Audit, and is overseen by the Audit Committee pursuant to authority delegated by the Board of Directors in the Audit Committee Charter. The Company’s program includes a continuous process of identifying, assessing, addressing, monitoring and reporting on the risks that pose the greatest threats to the Company. As part of that process, the management risk committee conducts an annual survey of the Company’s top global leaders and its Board of Directors to assess the likelihood and potential impact of a large number of potential risks and to help identify emerging risks. The management risk committee meets quarterly to monitor the key identified risks and how they are being addressed, which may include, depending on the circumstances, mitigating, sharing, accepting or avoiding the risk. The management risk committee and Director of Internal Audit report to the Audit Committee quarterly on significant developments and key elements of the program.

In addition, the Board receives quarterly reports on other elements of risk that may potentially affect the Company, as identified and presented by management. The Board also assists in the Company’s risk oversight through its various committees described above. For example, the Audit Committee assists in overseeing the specific risks that relate to the Company’s financial statements, financial reporting process and internal control system. In that regard, the Company’s Director of Internal Audit and outside auditors report directly to the Audit Committee. The Nominating & Governance Committee assists in overseeing risk related to the Company’s corporate governance practices as well as the performance of individual Board members and committees, while the Compensation & Talent Development Committee assists in overseeing risk as it relates to the Company’s executive compensation program and practices, corporate culture, and employee recruitment, retention and succession.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that provide the framework for the governance of the Company. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx and will also be made available to shareholders without charge upon request in writing to our corporate Secretary at Interface, Inc., 1280 West Peachtree Street NW, Atlanta, Georgia 30309.

Code of Conduct

The Board has adopted a Code of Conduct that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code is publicly available on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx and will also be made available without charge to any person upon request in writing to our corporate Secretary at Interface, Inc., 1280 West Peachtree Street NW, Atlanta, Georgia 30309. We intend to disclose amendments to, or waivers from, provisions of the Code that apply to any director or principal executive, financial or accounting officers on our website at www.interface.com, in lieu of disclosing such matters in Current Reports on Form 8-K.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT STOCK OWNERSHIP

The following table sets forth, as of March 13, 2026 (unless otherwise indicated), beneficial ownership of the Company’s Common Stock by: (i) each person, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee for director, (iii) each person who served as the Company’s Chief Executive Officer or Chief Financial Officer, and the next three most highly compensated executive officers, during 2025 (the “Named Executive Officers”), and (iv) all executive officers and directors of the Company as a group. Due to the nature of the awards, performance shares and restricted stock units awarded to the Company’s executive officers are not included in beneficial ownership of Common Stock. Unless otherwise noted, the business address for each beneficial owner is the Company’s corporate headquarters located at 1280 West Peachtree Street NW, Atlanta, Georgia 30309.

Beneficial Owner (and Business Address of 5% Owners)	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class(1)

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	Common Stock	8,966,253	(2)(3)	15.35%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	Common Stock	5,849,981	(2)(4)	10.01%

John P. Burke	Common Stock	80,118		*

David B. Foshee	Common Stock	193,801		*

Dwight Gibson	Common Stock	57,085		*

Bruce A. Hausmann	Common Stock	129,734		*

Daniel T. Hendrix	Common Stock	131,219	(5)	*

Laurel M. Hurd	Common Stock	378,383		*

Christopher G. Kennedy	Common Stock	138,573	(6)	*

Joseph Keough	Common Stock	50,185		*

Catherine M. Kilbane	Common Stock	60,635		*

K. David Kohler	Common Stock	106,118		*

Catherine Marcus	Common Stock	11,814		*

Robert T. O’Brien	Common Stock	30,065		*

James L. Poppens	Common Stock	70,499		*

Nigel Stansfield	Common Stock	538	(7)	*

All executive officers and directors (14 persons)	Common Stock	1,445,781		2.47%

*	Less than 1%.

(1)

Percent of class is based on 58,429,029 shares outstanding on March 13, 2026, and is calculated assuming that the beneficial owner or group of beneficial owners has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are exercisable within 60 days of March 13, 2026, and that no other conversion rights, options or rights to subscribe have been exercised by anyone else.

(2)	Based upon information included in Schedule 13G/A filings that were filed with the SEC by such beneficial owners.

(3)

According to the Schedule 13G/A filed by BlackRock on April 29, 2025, various persons have the right to receive, or the power to direct the receipt of, dividends from or the proceeds from the sale of such shares, and only one such person’s (iShares Core S&P Small-Cap ETF) interests in such shares exceeds 5% of the total outstanding shares of Common Stock. It states that it has sole voting power with respect to 8,862,908 of such shares, and sole dispositive power with respect to all such shares.

(4)

According to the Schedule 13G/A filed by The Vanguard Group, Inc. on September 10, 2024, The Vanguard Group, Inc. is an investment advisor, and states that it has sole voting power with respect to none of the shares, shared voting power with respect to 54,375 of such shares, sole dispositive power with respect to 5,737,960 of such shares, and shared dispositive power with respect to 112,021 of such shares. It further states that its clients, including registered investment companies and other managed accounts, have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the reported securities, and that no one other person’s interest in the reported securities is more than five percent of the class of stock.

(5)	Includes 35,072 shares held indirectly by family trusts.

(6)

Mr. Kennedy serves on the Board of Trustees of Ariel Mutual Funds, for which Ariel Investments, LLC serves as investment advisor and performs services which include buying and selling securities on behalf of the Ariel Mutual Funds. Mr. Kennedy disclaims beneficial ownership of all shares held by Ariel Investments, LLC as investment advisor for Ariel Mutual Funds.

(7)

Mr. Stansfield’s position with the Company was eliminated and his employment ended on September 1, 2025. As a Named Executive Officer for fiscal year 2025, his beneficial ownership is reported as of March 13, 2026, on the same basis as all other individuals and entities in this table. However, as he was not currently serving as an executive officer as of March 13, 2026, he is not included in the calculation of the beneficial ownership of our common stock by “all executive officers and directors”, as set forth in this table.

APPROVAL OF EXECUTIVE COMPENSATION

(ITEM 2)

The Company is asking its shareholders to vote, on an advisory basis, to approve the compensation of its Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s Named Executive Officers. At the 2023 annual meeting of shareholders, the Board recommended, and the Company’s shareholders approved, an annual frequency for the say-on-pay vote. After considering that shareholder vote, the Board determined that the say-on-pay vote would be held annually.

Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to the Company’s long-term success. Shareholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for greater detail about the Company’s executive compensation programs, including information about the fiscal year 2025 compensation of the Named Executive Officers.

The Company is asking the shareholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s Named Executive Officers as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections, including the compensation tables, notes, and narrative in those sections.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation & Talent Development Committee and the Board value the opinions of the Company’s shareholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board will consider the shareholders’ concerns and the Compensation & Talent Development Committee will evaluate what actions may be necessary or appropriate to address those concerns.

You may vote “for,” “against,” or “abstain” from the proposal to approve on an advisory basis the compensation of our Named Executive Officers.

Vote Required and Recommendation of the Board

Under the Company’s Bylaws, the compensation of the Named Executive Officers is approved on an advisory basis if the affirmative votes cast by the holders of the Company’s outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF EXECUTIVE COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT, AND THE PROXY SUBMITTED BY TELEPHONE OR INTERNET OR PROXY CARD WILL BE VOTED IN THIS MANNER UNLESS THE SHAREHOLDER SUBMITTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation program for the Company’s Named Executive Officers. For 2025, these individuals were:

Name	Title
Laurel M. Hurd	President and Chief Executive Officer
David B. Foshee	Vice President, General Counsel and Secretary
Bruce A. Hausmann	Vice President and Chief Financial Officer
James L. Poppens	Vice President and Chief Commercial Officer
Nigel Stansfield	Vice President and Chief Innovation & Sustainability Officer

As demonstrated below, the Compensation & Talent Development Committee believes that the Company’s performance-based compensation is appropriately designed to pay for performance, and that the structure strikes a proper balance among motivating management and rewarding strong management performance, while also accounting for macroeconomic uncertainty, as well as the regular cyclicality of our industry that is outside of management’s control.

Below are the Company’s 2025 financial data that most significantly impacted our Executive Compensation Program. The non-GAAP financial measures of currency neutral sales, adjusted operating income and adjusted EBITDA were utilized as 2025 performance criteria for our annual bonus plan and long-term equity incentives as discussed further below.

Currency neutral sales were $1,371.9 million	Adjusted operating income was $173.8 million	Adjusted EBITDA was $217.9 million

(Note: Please see Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures and an explanation of why we believe non-GAAP measures provide useful information to shareholders and the additional purposes for which we use non-GAAP measures.)

Overall Philosophy and Objectives

The Company’s compensation program is designed in a manner intended to both attract and retain a highly qualified, motivated and engaged management team whose focus is on enhancing shareholder value. The Company believes a straightforward program that is readily understood and endorsed by its participants best serves these goals, and has constructed a program that contains (1) multiple financial elements, (2) clear and definitive targets, (3) challenging but attainable objectives, and (4) specified performance metrics. More specifically, the objectives of the Company’s management compensation program include:

Establishing strong links between the Company’s performance and total compensation earned – i.e., “pay for performance”	Providing incentives for executives to achieve specific performance objectives	Promoting and facilitating management stock ownership, and thereby motivating management to think and act as owners

Emphasizing the Company’s mid and long-term performance, thus enhancing shareholder value	Offering market competitive total compensation opportunities to attract and retain talented executives

At the Company’s 2025 annual meeting, the shareholder advisory vote on executive compensation received the support of approximately 91% of the votes cast. The Compensation & Talent Development Committee considered these results of the most recent shareholder advisory vote on executive compensation and determined that, given the significant level of support, no material changes to the Company’s executive compensation philosophy, policies and practices were necessary for the Company’s compensation program.

Program Design and Administration

The Compensation & Talent Development Committee of the Board of Directors, which is composed entirely of independent directors, has developed and administers the Company’s executive pay program to provide compensation commensurate with the level of financial performance achieved, the responsibilities undertaken by the executives, and the compensation packages offered by comparable companies. The program currently consists of four principal components, each of which is designed to drive a specific behavioral focus, which in turn helps to provide specific benefits to the Company:

Program Component	Behavioral Focus	Ultimate Benefit to Company

Competitive base salary	Rewards individual competencies, performance and level of experience	Assists with attraction and retention of highly qualified executives, and promotes management stability

Annual cash bonus opportunity based on achievement of established goals	Rewards operational results of specific business units and Company as a whole	Aligns individual interests with overall short-term (typically annual) objectives, and reinforces “pay for performance” program goals

Long-term incentives	Rewards engagement, longevity, sustained performance and actions designed to enhance overall shareholder value	Aligns individual interests with the long- term investment interests of shareholders, and assists with retention of highly qualified executives

Other elements such as retirement benefits, elective deferred compensation and special incentives	Rewards targeted operational results, engagement and longevity, and sustained performance

Focuses enhanced efforts on a

particular key objective, aligns individual

interests with the long-term investment

interests of shareholders, assists with

the attraction and retention of highly

qualified executives, and promotes

management stability

The Company strives to structure various elements of these program components so that a large portion of executive compensation is directly linked to advancing the Company’s financial performance and the interests of shareholders. For 2025, those elements were substantially performance-based, as shown below (and based on target level achievement):

Laurel Hurd, President and CEO

Bruce Hausmann, VP and CFO

James Poppens, VP

Nigel Stansfield, VP

David Foshee, VP and General Counsel

Compensation Decision-Making

The Committee establishes base salaries for the executive officers, including the Named Executive Officers listed in the “Summary Compensation Table” included in this Proxy Statement. The Committee also administers the annual bonus program, the long-term incentive program, retirement benefits, deferred compensation arrangements, and, when applicable, special incentive programs.

The Company benchmarks its compensation practices against its peer group. In selecting the peer group, the Committee directly engaged Pearl Meyer & Partners, a nationally recognized, independent compensation consultant, to provide input on compensation matters. In 2024, the Company updated the self-determined peer group to exclude Unifi, Inc. because its smaller size no longer aligned with the peer group profile, and to add American Woodwork Corporation, Gibraltar Industries, Inc., Quanex Building Products Corporation, and Tredegar Corp. These additions were found to be appropriate in terms of size and industry, while also enhancing the peer group’s sample size, placing the Company near the median of the peer group. In determining its peer group companies, the Company considered various factors, including the potential peer’s industry, business model, size and complexity. The Company chose a peer group that is a better representation of the Company’s size and market capitalization with minimal revenue dispersion, and with companies in similar industries or lines of business or subject to similar economic and business cycles, including companies with a significant international presence that are also focused on sustainability. Steelcase Inc. was removed from the peer group in 2025 due to its acquisition by HNI Corporation. The updated peer group selected by the Committee is comprised of:

ACCO Brands Corporation	HNI Corporation
American Woodmark Corporation	MillerKnoll, Inc.
Apogee Enterprises, Inc.	Quanex Building Products Corporation
Armstrong World Industries, Inc.	Tredegar Corp.
Enviri Corporation (formerly Harsco Corporation)	VSE Corporation
Gibraltar Industries, Inc.

For the past several years, including 2022-2025, Pearl Meyer assisted the Compensation Committee in benchmarking the Company's compensation practices against the peer group. Pearl Meyer performs no other work for the Company. The work of Pearl Meyer for the Compensation Committee to date has not raised any conflict of interest.

The Committee also seeks compensation input from the Company’s Chairman, Chief Executive Officer and Chief Human Resources Officer. In addition, the Committee takes into account publicly available data relating to the compensation practices and policies of other companies within and outside the Company’s industry. Furthermore, the policies and programs described below are subject to change as the Committee deems necessary from time to time to respond to economic conditions, meet competitive standards and serve the objectives of the Company and its shareholders.

Compensation Risk Assessment

The Board, in conjunction with management, has reviewed our compensation policies and practices as generally applicable to our employees and determined that they do not encourage excessive risk or unnecessary risk taking and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.

Clawback Policy

The Committee has adopted a Clawback Policy, which requires the Committee to take such action as it deems necessary to recover reasonably promptly from executive officers certain incentive-based compensation, including both cash and equity, following a restatement of the Company’s financial statements. Pursuant to the Clawback Policy, in the event the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the U.S. federal securities laws (an “Accounting Restatement”), regardless of individual fault, the Committee must require the forfeiture or reimbursement, subject to the terms of the Clawback Policy, from any current or former “Covered Executive” (meaning, any officer of the Company covered by Section 16(a) of the Securities Exchange Act) of the Company, any excess incentive-based compensation awarded during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement. Excess incentive-based compensation, as defined in the Clawback Policy, essentially means the amount or value of incentive-based compensation granted, earned or vested (“Awarded”) in excess of what would have been Awarded to that Covered Executive based on the Accounting Restatement. The Committee or the Board of Directors shall recover such excess incentive-based compensation unless the Committee determines such recovery would be impracticable pursuant to the terms of the Clawback Policy.

Discussion of Principal Elements of Compensation Program

Base Salaries

The Committee generally strives to set base salaries at the market median (50th percentile) of salaries offered by other employers in our industry and other publicly traded companies with characteristics similar to the Company (size, growth rate, etc.), based, by and large, on information provided by independent third-party advisors while also considering internal equalization policies of the Company. Some of the companies considered from time to time are included in our peer group discussed above.

In addition, the Committee may consider other factors when setting individual salary levels, which may result in salaries somewhat above or below the targeted amount. These factors include the executive’s level of responsibility, achievement of goals and objectives, tenure with the Company, and specific background or experience, as well as external factors such as the availability of talent, the recruiting requirements of the particular situation, general economic conditions, and rates of inflation.

Base salary adjustments for executive officers generally are made (if at all) annually and are dependent on the factors described above. The changes in base salaries for the Named Executive Officers, and the rationale for those changes, are described below.

Name	2024 Base Salary	2025 Base Salary	% Change	Rationale
Laurel Hurd	$895,000	$930,000	4%	Merit
David Foshee	$442,000	$464,000	5%	Merit and Benchmark Alignment
Bruce Hausmann	$541,000	$563,000	4%	Merit
James Poppens	$487,000	$506,000	4%	Merit
Nigel Stansfield	£352,000	£359,040	2%	Merit

Please see the “Summary Compensation Table” included in this Proxy Statement for the base salaries actually paid to the Named Executive Officers in 2025.

Annual Bonus Opportunities

The Committee administers the shareholder-approved Executive Bonus Plan, which provides bonus opportunities for Company executives. The bonus opportunities provide an incentive for executives to earn cash compensation based on the achievement of important corporate or business unit (division or subsidiary) financial performance. In determining the appropriate bonus opportunities for 2025, the Committee sought to establish potential awards that, when combined with annual salary, place the total overall cash compensation opportunity for the Company’s executives between the 50th and 75th percentile for comparable companies, provided that the performance objectives are substantially achieved.

For 2025, each executive officer of the Company was assigned a bonus potential, expressed as a percentage of base salary. The 2025 bonus potential for each Named Executive Officer is described below.

Name	2025 Bonus Potential (as a percentage of base salary)
Laurel Hurd	125%
David Foshee	75%
Bruce Hausmann	90%
James Poppens	90%
Nigel Stansfield	90%

Actual payouts could range from 0% to 175% of the bonus potential (as described below), depending on the degree to which the established financial objectives were achieved, and are paid on an annual basis approximately 60 days following the end of the year.

In 2025, 100% of the bonus potential for the Chief Executive Officer, Chief Financial Officer and each of the other Named Executive Officers was based on measurable financial objectives. These objectives consisted of adjusted operating income, and currency-neutral sales, and the relative weights assigned to these financial objectives were 85% and 15%, respectively.

For each financial objective, the Committee establishes a threshold amount, a goal amount, and a maximum amount. The threshold amount must be achieved in order for any bonus amount to be earned with respect to that objective. A pro rata bonus amount is earned based upon (i) the degree to which the threshold amount (resulting in a “cut in” payout equal to 25% of the bonus potential for that criterion) is exceeded, up to the goal amount (resulting in a payout equal to 100% of the bonus potential for that criterion), or (ii) the degree to which the goal amount (resulting in a payout equal to 100% of the bonus potential for that criterion) is exceeded, up to the maximum amount (resulting in a payout equal to 175% of the bonus potential for that criterion). The approach to goal setting involves a process of reviewing, among other things, our prior year’s financial performance, our annual operating plan, and our short-term and long-term strategic objectives. We also take into account the need for setting goals that are challenging yet reasonably achievable so as to provide a competitive pay package necessary for the retention of our talent. Given this methodology, the Committee believes that the threshold level, while challenging, is reasonably likely to be achieved in normalized market conditions, the goal amount is achievable with strong management performance, and the maximum amount would encourage and reward outstanding performance.

For example, the Company’s 2025 annual thresholds, goals and maximums were as follows:

Criteria	Weighting	Threshold	Goal	Maximum
Adjusted Operating Income	85%	$101,205,000	$155,700,000	$179,055,000
Currency-Neutral Sales	15%	$1,243,943,000	$1,359,500,000	$1,407,083,000

For 2025, the Company’s adjusted operating income (see Appendix A) was $173.755 million, thus exceeding the established target amount and resulting in achievement of 158.0% for this criterion (134.3% of the executive’s bonus potential after applying the 85% weighting). The Company’s 2025 currency-neutral sales were $1,371.9 million, thus exceeding the established target amount and resulting in achievement of 119.6% for this criterion (17.9% of the executive’s bonus potential after applying the 15% weighting).

Based on the Company’s performance, overall 2025 bonus achievement was approximately 152.2% of bonus opportunity for each of the Named Executive Officers, resulting in the following cash payouts:

Name	2025 Actual Bonus
Laurel M. Hurd	$1,769,325
David Foshee	$529,656
Bruce Hausmann	$771,197
James Poppens	$693,119
Nigel Stansfield	£327,426

Long-Term Incentives

The Committee administers the shareholder-approved Interface, Inc. 2020 Omnibus Stock Incentive Plan, as amended and restated effective May 13, 2024 (the “Omnibus Stock Plan”), which is an equity-based plan that allows for long-term incentive awards such as restricted stock, performance shares, restricted stock units, and stock options. The Omnibus Stock Plan provides for the grant to key employees and directors of the Company and its subsidiaries of restricted stock, incentive stock options (which qualify for certain favorable tax treatment), nonqualified stock options, stock appreciation rights, restricted stock units, performance shares and performance units. The size of the awards made to individual officers is based on an evaluation of several factors, including the officer’s level of responsibility, the officer’s base salary, benchmark data and the Company’s overall compensation objectives. The amount and nature of prior equity incentive awards also are generally considered in determining new awards for executive officers.

Long-term incentives are intended to attract and retain outstanding executive talent, create a direct link between shareholder and executive interests by focusing executive attention on increasing shareholder value, and motivate executives to achieve specific performance objectives. For instance, stock options (when granted) have an exercise price equal to at least 100% of the market price of the underlying Common Stock on the date of grant. Thus, the stock options only have value if the market price of the Company’s stock rises after the grant date (although no stock options have been granted in recent years). Additionally, restricted stock, restricted stock units, and performance share awards generally vest, in whole or in part, over a period of multiple years (three years for grants made in recent years), giving the executive an incentive to remain employed with the Company for a significant time period to have the opportunity to vest in an award.

Description of Available Awards

Performance Shares

Performance shares are awards reflected in a bookkeeping entry that records the equivalent of one share of Common Stock that may subsequently be earned and payable (and issued) to the participant if specified performance criteria established by the Committee are satisfied. Awards of performance shares may be settled in Common Stock, cash, or a combination thereof, at the Company’s election. Grants of performance shares may provide for the payment to the participant of dividend equivalents on a current, deferred or contingent basis; provided, in all of our past awards of performance shares, we have accrued dividend equivalents that are paid only if and when the underlying performance shares vest. Awards of performance shares generally will not be transferable by the participant other than by will or applicable laws of descent and distribution.

Restricted Stock Units

An award of restricted stock units represents an agreement by the Company to issue or transfer shares to the participant in the future in consideration of the performance of services, subject to the fulfillment of such other conditions as the Committee may specify. When so determined by the Compensation & Talent Development Committee, awards of restricted stock units may specify performance objectives. Prior to the payment of the restricted stock units (and delivery of any underlying Shares), the participant has no rights of ownership in the underlying shares. Awards of restricted stock units may be settled in Common Stock, cash, or a combination thereof, at the Company’s election. Awards of restricted stock units may provide for the payment to the participant of dividend equivalents on a current, deferred or contingent basis; provided, in all of our past awards of restricted stock units, we have accrued dividend equivalents that are paid only if and when the awards vest. Awards of restricted stock units generally will not be transferable by the participant other than by will or applicable laws of descent and distribution.

Restricted Shares

Awards of restricted shares under the Omnibus Stock Plan generally vest over a period of multiple years following the date of award. The Committee may, in its discretion, also establish performance criteria for these awards, and the restricted shares may vest earlier if such performance criteria are satisfied. Unvested awards are also subject to forfeiture under certain circumstances. All restricted shares awarded to date have been made without consideration from the participant (although the Omnibus Stock Plan authorizes the Committee, in connection with any award, to require payment by the participant of consideration, which can be less than the fair market value of the award on the date of grant). Awards of restricted stock generally will not be transferable by the participant other than by will or applicable laws of descent and distribution.

Stock Options

Options granted under the Omnibus Stock Plan may be incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options or a combination of the foregoing, although only employees are eligible to receive incentive stock options. All options under the Omnibus Stock Plan will be granted at an exercise price per share equal to not less than 100% of the fair market value of the Common Stock on the date the option is granted. Options may be structured to vest over a period of multiple years. Options granted under the Omnibus Stock Plan expire following a pre-determined period of time after the date of grant (which may not be more than 10 years after the grant date), and generally will terminate on the date three months following the date that a participant’s employment with the Company terminates.

The Company receives no consideration upon the granting of an option. Full payment of the option exercise price must be made when an option is exercised. The exercise price may be paid in cash or in such other form as the Committee may approve, including shares of Common Stock valued at their fair market value on the date of option exercise. Options generally will not be transferable by the holder thereof other than by will or applicable laws of descent and distribution.

The Committee has not granted stock options to any executive officer in the past three years.

Other Potential Awards

The Omnibus Stock Plan also provides for the award of stock appreciation rights and performance units. The Committee has not granted any of these other types of awards to any executive officer through the end of 2025.

Omnibus Stock Plan Awards in 2023

One-half of the 2023 awards were granted as time-based restricted stock units, and the shares vest ratably (one-third each year over the three-year vesting period), if the executive remained employed with the Company at each vesting date. The 2023 awards also included a modified “Rule of 75” (combined age and employment tenure, with minimum age of 58) retirement provision that allowed for pro-rata vesting of awards upon eligible retirement. As in prior years, the 2023 time-based awards included a “double trigger” change-in-control vesting provision. In other words, these awards would not vest automatically based solely on the occurrence of a change in control alone; rather, there must be “second trigger” of either (i) an involuntary separation from service or (ii) a separation from service for “Good Reason” (essentially, resignation in the face of negative changes in executive’s employment relationship with the Company). The Company does not pay dividends on unvested restricted stock units. Rather, “dividend equivalents” accrue on these awards and are paid only if and when the related shares vest.

The other half of the 2023 awards were granted as performance shares with two performance metrics – adjusted EBITDA (75% weighting) and three-year cumulative return on invested capital (25% weighting) – for the three-year performance period of 2023 to 2025. For the adjusted EBITDA metric, the Committee adopted a single three-year (2023-2025) aggregate adjusted EBITDA goal, being the sum of (a) the 2023 budgeted adjusted EBITDA target, plus (b) 106% of 2023 actual adjusted EBITDA result, plus (c) 106% of 2024 actual adjusted EBITDA result. The Committee believes this approach recognized the difficulty setting future year EBITDA targets while still requiring meaningful year-over-year growth regardless of the prior year results.

These awards provided an opportunity for grantees to earn shares based on adjusted EBITDA achievement during the three-year performance period, with the vesting of any earned shares occurring upon the Committee’s certification of attainment of all performance measures following the end of the three-year performance period. The amount of performance shares earned based on adjusted EBITDA achievement was determined pro rata based upon (i) the degree to which an applicable adjusted EBITDA threshold level was achieved (at which point 25% of the performance shares would be earned) or exceeded up to an applicable adjusted EBITDA goal level (at which point 100% of the performance shares would be earned), or (ii) the degree to which the applicable adjusted EBITDA goal level was exceeded up to an applicable adjusted EBITDA maximum level (at which point two times the nominal performance shares would vest). The same methodology applied for calculation of achievement of the portion of the award based on three-year cumulative return on invested capital. There was no time-based vesting opportunity for this part of the award. The Company does not pay dividends on unvested performance shares. Rather, “dividend equivalents” accrue on these awards of performance shares and are paid only if and when the related performance shares vest.

The Committee retained authority in the event of a change-in-control to alter or amend the terms of the 2023 awards of performance shares in any manner it deemed equitable and necessary or advisable to take into account the effect of the change-in-control. Such modifications may include, without limitation, (i) providing for payment in the form of cash or other securities in lieu of shares, (ii) vesting of all or a portion of the performance shares based on the attainment of the performance criteria determined as of the date of the change-in-control, (iii) accelerating the vesting of the performance shares in full or on a pro rata basis, (iv) converting some or all of the shares to time-based vesting, or (v) making appropriate adjustments to the performance criteria. However, in the event of a “double trigger” change-in-control and termination of employment as described above, the employee would vest in the nominal number of outstanding performance shares.

Using the formula described above, the aggregate adjusted EBITDA targets for the three-year performance period (in millions) were:

Criteria	Threshold	Goal	Maximum
Adjusted EBITDA	$375.3	$536.2	$616.6

Over the three-year period 2023-2025, aggregate adjusted EBITDA (see Appendix A) was $568.9 million, which exceeded the above-stated goal and resulted in achievement of 140.5% of the portion of the award that was eligible to be earned based on 2023-2025 adjusted EBITDA.

The threshold, goal and maximum achievement levels for the portion of the 2023 awards based on three-year (2023-2025) cumulative return on invested capital were 9.9%, 14.1% and 15.5%, respectively. The actual three-year cumulative return on invested capital was 14.8%, which exceeded the goal and resulted in achievement of 150.3% of this portion of the award.

In sum, the total achievement under the 2023 long-term incentive awards (including all performance-based achievement for the years 2023-2025 as well as time-based vesting) was 121.5% of the award. The Compensation Committee certified the attainment, and these shares vested, in February 2026.

Also in 2023, the Committee awarded a special one-time grant of time-based restricted stock units with three-year cliff vesting to the Named Executive Officers (excluding the CEO) with a value equal to 50% of their respective base salaries, to ensure retention as the Company transitions to the new One Interface operating structure. These awards also vested in February 2026.

Omnibus Stock Plan Awards in 2024

The 2024 long-term incentive plan awards have the same structure as described above for the regular awards granted in 2023, but with the threshold, goal and maximum achievement levels for the initial year 2024 were set based upon the Company’s 2024 annual operating plan, and the three-year performance period is 2024-2026, using the same formula for calculating a single three-year (2024-2026) aggregate adjusted EBITDA goal. The 2025 adjusted EBITDA targets under this award (in millions) were:

Criteria	Threshold	Goal	Maximum
Adjusted EBITDA	$140.2	$200.3	$230.4

As discussed above, for 2025, adjusted EBITDA (see Appendix A) was $217.9 million. This 2025 result will be aggregated with adjusted EBITDA for years 2024 and 2026 to determine achievement against the single three-year (2024-2026) aggregate adjusted EBITDA goal using the formula described above. Similar methodology will apply to the calculation of achievement of the portion of the award based on return on invested capital. Any shares achieved against these goals (using the same pro rata determination calculations described above in the 2023 awards) will not vest until the Committee certifies attainment following the end of the three-year performance period 2024-2026.

Omnibus Stock Plan Awards in 2025

The 2025 long-term incentive plan awards have the same structure as described above for the awards granted in 2024, but with the threshold, goal and maximum achievement levels for the initial year 2025 were set based upon the Company’s 2025 annual operating plan, and the three-year performance period is 2025-2027, using the same formula for calculating a single three-year (2025-2027) aggregate adjusted EBITDA goal. The 2025 adjusted EBITDA targets under this award (in millions) were:

Criteria	Threshold	Goal	Maximum
Adjusted EBITDA	$140.2	$200.3	$230.4

As discussed above, for 2025, adjusted EBITDA (see Appendix A) was $217.9 million. This 2025 result will be aggregated with adjusted EBITDA for years 2026 and 2027 to determine achievement against the single three-year (2025-2027) aggregate adjusted EBITDA goal using the formula described above. Similar methodology will apply to the calculation of achievement of the portion of the award based on return on invested capital. Any shares achieved against these goals (using the same pro rata determination calculations described above in the 2024 awards) will not vest until the Committee certifies attainment following the end of the three-year performance period 2025-2027.

Changes in Executive Compensation in 2026

For 2026, the Compensation Committee maintained the same executive compensation program design as that described above for 2025, to provide year-over-year consistency and continue to align the Company’s program with its peers.

Other Elements of Compensation Program

In addition to the principal compensation program elements described above, the Company has adopted a number of other elements to further its compensation program goals. They are as follows:

●	401(k) Plan and Other Defined Contribution Plans	●	Employment and Severance Protection Agreements

●	Elective Deferred Compensation Program	●	Limited Perquisites

401(k) Plan and Other Defined Contribution Plans

The Company maintains the Interface, Inc. Savings and Investment Plan (the “401(k) Plan”), a tax-qualified 401(k) plan which provides its U.S.-based employees a convenient and tax-advantaged opportunity to save for retirement. The Company’s Named Executive Officers who are based in the United States are eligible to participate in the 401(k) Plan on the same terms as other executive and non-executive employees based in the United States, and receive the same benefits afforded all other participants. Under the 401(k) Plan, all participating employees are eligible to receive matching contributions that are subject to vesting over time. The Company periodically evaluates the level of matching contributions afforded participant employees to ensure competitiveness in the marketplace. The Company currently matches 50% of the first 6% of the employee’s eligible compensation (capped by statutory limitations) that the employee contributed to the 401(k) Plan.

Elective Deferred Compensation Program

The Company also maintains the Interface, Inc. Nonqualified Savings Plan II (the “Nonqualified Plan”) for certain U.S.-based “highly compensated employees” (as such term is defined in applicable IRS regulations), including the Named Executive Officers who are based in the United States. The compensation level required to participate in the Nonqualified Plan was $155,000 in total annual compensation, and the Company had 112 participants in the plan (including both current and former employees) at the end of 2025. As with the Company’s 401(k) Plan, the Named Executive Officers who are based in the United States are eligible to participate in the Nonqualified Plan on the same terms as other executive and non-executive eligible employees based in the United States, and receive the same benefits afforded all other participants. Under the Nonqualified Plan, all eligible employees can elect to defer, on a pre-tax basis, a portion of their salary and/or annual bonus compensation. The Company currently matches 50% of the first 6% of the employee’s eligible salary and bonus (and sales commissions, if applicable) that was deferred, less any potential Company matching amounts under the 401(k) Plan.

Please see the “Non-Qualified Deferred Compensation” table included in this Proxy Statement for further details regarding the Nonqualified Plan, as well as the Company’s Named Executive Officers’ contributions, earnings and account balances applicable to the Nonqualified Plan for fiscal year 2025.

Pension/Salary Continuation Programs

Foreign Defined Benefit Plans

The Company has trustee-administered defined benefit retirement plans (“Pension Plans”) which cover certain of its overseas employees. The benefits are generally based on years of service and the employee’s average monthly compensation. Mr. Stansfield is a participant in a legacy Pension Plan which existed and was frozen during the time before he became an executive officer. None of our other Named Executive Officers are participants in these plans. Please see the “Pension Benefits” table included in this Proxy Statement for information about Mr. Stansfield’s pension benefit.

Salary Continuation Plan

Pursuant to a former Salary Continuation Plan which is closed to new participants, the Company has maintained a Salary Continuation Agreement with its former employee and current director Mr. Hendrix since 1986. (The Company most recently amended and restated the Salary Continuation Agreement with Mr. Hendrix in January 2008, primarily to comply with Section 409A of the Internal Revenue Code of 1986, as amended. The benefits under his amended and restated agreement are substantially similar to those under his prior agreement.) The individual Salary Continuation Agreement contains essentially all of the benefit terms and conditions, and the agreement controls in the event of any conflict with the Salary Continuation Plan document. Please see the “2025 Director Compensation” table included in this Proxy Statement for information about the Salary Continuation Plan benefits applicable to Mr. Hendrix. No other current officers or employees of the Company participate in the Salary Continuation Plan.

Employment and Severance Protection Agreements

The Company has Severance Protection and Change in Control Agreements with each of its current executive officers that provide for certain severance benefits if the individual’s employment is terminated involuntarily without cause or in connection with a change in control. The agreement also contains provisions placing restrictions on the individual’s ability to compete with the Company for a period of 12 or 24 months following termination of employment, depending on the circumstances of termination. (Mr. Stansfield also had a separate employment agreement addressing the basic terms of his U.K.-based employment prior to the end of his employment with the Company on September 1, 2025.)

Please see the further discussion below in the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement regarding the respective employment and severance protection agreements of the Company’s Named Executive Officers.

Perquisites

In order to provide a market competitive total compensation package to the Company’s executive officers, including the Named Executive Officers, the Company provides a limited set of perquisites that it believes enable its Named Executive Officers to perform their responsibilities efficiently and with minimal distractions. The perquisites provided to one or more Named Executive Officers in 2025 included the following:

●	Company-provided automobile/allowance	●	Long-term care and life insurance

●	Company-provided telephone	●	Executive Health Program

In addition, the Committee approved the retention of a third party to provide board placement services for the Company’s Chief Financial Officer, Bruce Hausmann. After discussions with Company management and members of its Board of Directors, the Committee determined it is in the Company’s best interest for Mr. Hausmann to join an external public company board, because the outside perspective and skills he would gain by being involved in another boardroom would be valuable to both the Company and its leadership team, including the Chief Executive Officer. The Committee believes Mr. Hausmann gaining experience on the board of another public company will be clearly beneficial to his performance as the Company’s Chief Financial Officer and is integrally and directly related to the effective performance of his duties. Accordingly, while such board placement services arguably are not considered a perquisite under applicable SEC rules, the Committee has chosen to disclose the payment of the board placement service fee as a perquisite for Mr. Hausmann in the interest of transparency to shareholders.

Please see the “Summary Compensation Table” included in this Proxy Statement (and the notes thereto) for a more detailed discussion of these perquisites and their valuation.

Special Incentive Programs

From time to time, in its discretion, the Committee may implement special incentive programs which provide executives an opportunity to earn additional compensation if specific performance objectives (such as stock price appreciation, debt reduction, cash accumulation, or attainment of a specified financial ratio) are met. No special incentive programs have been used in the past several years.

Stock Ownership and Retention Guidelines

To further tie the financial interests of Company executives to those of shareholders, the Committee has established stock ownership and retention guidelines. Pursuant to the stock ownership and retention guidelines, executives are expected to accumulate a number of shares (unrestricted) of the Company’s Common Stock having a value equaling three times base salary in the case of the Chief Executive Officer and two times base salary in the case of the other executive officers (based on salaries and the stock price at the time the guidelines were adopted in 2016). The expectation is for executives to reach this ownership level within four years of joining the Company or otherwise becoming an executive officer. All Named Executive Officers have now met this target. To facilitate accomplishing the ownership targets, executive officers generally are expected to retain at least one-half of the net after-tax shares (i.e., the net shares remaining after first selling or the withholding of sufficient shares to cover the anticipated tax liability and, in the case of stock options, the exercise price) obtained upon the vesting of equity awards and the exercise of stock options.

Directors also are subject to stock ownership requirements. Directors are required to hold 2,000 unrestricted shares. Any new director is required to accumulate these shares by the second anniversary of his or her election. As a guideline, non-employee directors also are expected to retain during their tenure all of the net after-tax shares obtained upon the vesting of restricted stock and at least one-half of the net after-tax shares obtained upon the exercise of stock options. All current directors have met this stock ownership standard.

The Company has a policy that generally prohibits all of its employees, officers and directors from engaging in short sales or trading in puts, calls and other options or derivatives with respect to the securities of the Company. In addition, directors and officers of the Company are prohibited from pledging the Company’s securities as collateral for a loan or other obligation.

Timing of Equity Awards

The Committee grants long-term incentive awards to executive officers pursuant to the Omnibus Stock Plan on hire, annually on a predetermined cycle in the first quarter of each fiscal year, and occasionally outside of the annual grant cycle under special circumstances. The Committee did not take material nonpublic information into account when determining the timing and terms of equity awards granted in 2025, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During 2025, the Company did not grant any stock options, stock appreciation rights, or similar awards.

Compensation Deductibility

Although the Committee considers deductibility issues when approving executive compensation elements, the Company and the Committee believe that other compensation objectives, such as attracting, retaining and providing incentives to qualified managers, are important and may supersede the goal of maintaining deductibility. Consequently, the Company and the Committee may make compensation decisions without regard to deductibility when it is deemed to be in the best interests of the Company and its shareholders to do so.

COMPENSATION & TALENT DEVELOPMENT COMMITTEE REPORT

The Compensation & Talent Development Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this 2026 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025, filed with the SEC.

THE COMPENSATION & TALENT DEVELOPMENT COMMITTEE
Catherine M. Kilbane (Chair)
Dwight Gibson
Joseph Keough

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the executive officers of the Company served as either a member of the compensation committee or a director of any other entity of which any member of the Compensation Committee is an executive officer. In addition, none of the executive officers of the Company served as a member of the compensation committee of any entity of which any member of the Board of Directors is an executive officer.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information about the compensation paid by the Company and its subsidiaries to the Company’s Named Executive Officers for each of the past three fiscal years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

(a)	(b)	($) (c)	($) (d)(1)	($) (e)(2)	($) (f)	($) (g)(3)	($) (h)(4)	($) (i)(5)	($) (j)(6)

Laurel M. Hurd,	2025	930,000	-	2,821,999	-	1,769,325	-	130,164	5,651,488
President and CEO	2024	895,000	-	2,740,892	-	1,876,144	-	78,813	5,590,848
	2023	858,000	-	2,614,777	-	999,570	-	54,163	4,526,511

David B. Foshee,	2025	464,000	-	533,327	-	529,656	-	59,811	1,586,794
Vice President,	2024	442,000	-	563,998	-	555,926	-	42,510	1,604,433
General Counsel and	2023	425,000	-	736,994	-	297,075	-	37,419	1,496,488

Secretary
Bruce A. Hausmann,	2025	563,000	-	776,545	-	771,197	-	259,154	2,369,897
Vice President and	2024	541,000	-	828,387	-	816,531	-	53,388	2,239,307
CFO	2023	520,000	-	1,043,916	-	436,176	-	47,184	2,047,276

James L. Poppens,	2025	506,000	-	697,907	-	693,119	-	30,391	1,927,417
Vice President	2024	487,000	-	745,703	-	735,029	-	32,860	2,000,593
	2023	468,000	-	936,668	-	392,558	-	26,522	1,823,749

Nigel Stansfield,	2025	323,136		653,787		442,025	367,324	347,602	2,133,874
Vice President*	2024	442,570	-	658,425	-	667,970	13,321	41,315	1,823,601
	2023	431,015	-	938,663	-	361,535	54,137	37,312	1,822,662

*

Mr. Stansfield was paid in British pound sterling. In calculating the U.S. dollar equivalent for disclosure purposes, the Company has converted each payment in British pound sterling into U.S. dollars based on the exchange rate in effect as of the end of the year (£1 to $1.35 for 2025, £1 to $1.2573 for 2024, and £1 to $1.27303 for 2023).

(1)

The Company paid no discretionary bonuses, or bonuses based on performance metrics that were not pre-established and communicated to the Named Executive Officers. All cash bonus awards were performance-based. These payments, which were made under the Company’s Executive Bonus Plan, are reported in the “Non-Equity Incentive Plan Compensation” column (column (g)).

(2)

The amounts reported in the “Stock Awards” column are computed based upon the grant date fair values as of the respective grant dates. See the Note entitled “Shareholders’ Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025, regarding assumptions underlying valuation of equity awards. See the “Grants of Plan-Based Awards” table included in this Proxy Statement for additional information about equity awards granted in 2025, and the “Outstanding Equity Awards at Fiscal Year-End” table included in this Proxy Statement for information with respect to awards outstanding at year-end 2025. The ultimate payout value with respect to the “Stock Awards” included in column (e) may be significantly more or less than the amounts shown, and possibly zero, depending on the Company’s financial performance at the end of the performance or restricted period and the recipient’s tenure of employment. For a description of the performance criteria, please see the discussion contained in the “Compensation Discussion and Analysis” section herein.

(3)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the amounts earned by and paid to each Named Executive Officer under the Company’s Executive Bonus Plan. The material provisions of the Executive Bonus Plan are more fully described in the “Compensation Discussion and Analysis” section included herein.

(4)

The amount reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represents the aggregate change in the actuarial present value of the accumulated benefit under the Interface Europe Pension Scheme (the “UK Plan”) for Mr. Stansfield, except where such amount is negative and in that case is shown as $0 in the table. Mr. Stansfield participates in a legacy European pension plan which existed and was frozen during the time before he became an executive officer. In 2025, the pension value for Mr. Stansfield increased by $367,324, comprised of an increase in the actuarial present value of $101,211 plus benefits paid following his termination of $266,113. See the “Pension Benefits” table of this Proxy Statement for additional information about these benefits for Mr. Stansfield. The other Named Executive Officers do not participate in a Pension Plan. The Company does not pay any above-market interest (or any guaranteed interest rate) on its Nonqualified Plan.

(5)

The amounts reported in the “All Other Compensation” column reflect, for each Named Executive Officer, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits, and (ii) amounts contributed by the Company to the 401(k) Plan or Nonqualified Plan (collectively, the “Company Retirement Plans”). The material provisions of the Company Retirement Plans are contained in the “Compensation Discussion and Analysis” section herein.

The following table outlines those perquisites and all other compensation required by SEC rules to be separately quantified that were provided to the Company’s Named Executive Officers during 2025.

Name	Automobile	Telephone	Dividends and Dividend Equivalents	Company Contributions to Retirement Plans	Executive Health Program	Other
	($)	($)	($)	($)	($)	($)

Laurel M. Hurd	18,000	1,590	22,463	84,724	3,386	0
David B. Foshee	20,649	1,014	3,308	30,598	4,148	94
Bruce A. Hausmann	20,660	2,903	4,888	41,386	4,159	185,158
James L. Poppens	16,719	1,378	4,227	7,833	0	233
Nigel Stansfield	11,673	413	9,358	0	0	326,158

Automobile/Automobile Allowance. Each of the Named Executive Officers was provided with use of a company-provided automobile, or an automobile allowance, plus fuel and maintenance.

Telephone. The Company paid certain fees associated with the Named Executive Officers’ use of company-provided cellular telephones.

Dividends and Dividend Equivalents. In 2025, the Company paid on all outstanding Common Stock of the Company (including time-based awards of restricted stock, but not on unvested performance shares) dividends of $0.01 per share in the first and second fiscal quarters and $0.02 per share in the third and fourth fiscal quarters. Dividend equivalents accrue on awards of performance shares and restricted stock units and are paid out only if, and to the extent, the awards actually vest. The amounts in the “Dividends and Dividend Equivalents” column reflect dividends paid on time-based restricted shares, and dividend equivalents paid on performance shares and restricted stock units that vested, in 2025.

Contributions to Retirement Plans. The Company makes matching contributions, on the same terms and using the same formulas as for other participating employees, to each U.S.-based Named Executive Officer’s account under the 401(k) Plan and the Nonqualified Plan, as applicable.

The amounts reflected below represent the contributions to retirement plans by the Company for 2025:

Name	Company Contribution To 401(k) Plan ($)	Company Contribution To Nonqualified Plan ($)

Laurel M. Hurd	10,500	74,224

David B. Foshee	10,500	20,098

Bruce A. Hausmann	10,500	30,886

James L. Poppens	7,833	-

As a non-U.S. employee, Mr. Stansfield was ineligible to participate in the 401(k) Plan and the Nonqualified Plan.

Executive Health Program. The Company maintains an Executive Health Program, which provides preventative health services and screenings on behalf of each participating Named Executive Officer. The “Executive Health Program” column reflects amounts the Company paid for the services.

Other. For Messrs. Foshee, Hausmann and Poppens, the amount represents Company paid premiums for long-term care insurance. For Mr. Hausmann, the amount also includes $185,000 for board placement services, as described in the “Compensation Discussion and Analysis” section herein. For Mr. Stansfield, the amount represents Company paid premiums for life, critical illness and private health insurance ($19,179) as well as severance benefits of $306,979 following the end of his employment with the Company on September 1, 2025.

(6)

In 2025, salary as a percentage of total compensation (excluding change in pension value) for each of Ms. Hurd and Messrs. Foshee, Hausmann, Poppens, and Stansfield was 17%, 29%, 24%, 26%, and 18%, respectively. In 2024, this percentage for each of Ms. Hurd and Messrs. Foshee, Hausmann, Poppens, and Stansfield was 16%, 28%, 24%, 24%, and 24%, respectively. In 2023, this percentage for each of Ms. Hurd and Messrs. Foshee, Hausmann, Poppens, and Stansfield was 19%, 28%, 25%, 26%, and 24%, respectively.

Grants of Plan-Based Awards in 2025

The following table provides information about awards granted to the Company’s Named Executive Officers in 2025, as well as potential future payments associated therewith.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)(2)	(h)	(l) (3)
Laurel M. Hurd	2-24-25	290,625	1,162,500	2,034,375
	2-24-25				16,422	65,689	131,378	1,411,000
	2-24-25				-	65,689	65,689	1,411,000
David B. Foshee	2-24-25	87,000	348,000	609,000
	2-24-25				3,104	12,414	24,828	266,653
	2-24-25				-	12,415	12,415	266,674
Bruce A. Hausmann	2-24-25	126,675	506,700	886,725
	2-24-25				4,519	18,076	36,152	388,272
	2-24-25				-	18,076	18,076	388,272
James L. Poppens	2-24-25	113,850	455,400	796,950
	2-24-25				4,061	16,245	32,490	348,943
	2-24-25				-	16,246	16,246	348,964
Nigel Stansfield*	2-24-25	109,058	436,234	763,409
	2-24-25				3,805	15,218	30,436	326,883
	2-24-25				-	15,219	15,219	326,904

*	Estimated potential payments under Non-Equity Incentive Plan Awards for Mr. Stansfield were converted into U.S. dollars based on the exchange rate as of the end of fiscal year 2025.

(1)

The payment amounts reflected in columns (c), (d) and (e) represent amounts associated with awards potentially earned for fiscal year 2025 by the Company’s Named Executive Officers under the Company’s Executive Bonus Plan. The total bonus opportunity under the Executive Bonus Plan (expressed as a percentage of 2025 base salary) was 125% for Ms. Hurd, 90% for Messrs. Hausmann, Poppens and Stansfield, and 75% for Mr. Foshee. Up to 175% of the bonus opportunity may be earned for maximum achievement. Certain additional material provisions of the Executive Bonus Plan are more fully described in the “Compensation Discussion and Analysis” section included herein.

(2)

The amounts reflected in column (g) represent the number of shares of restricted stock units and performance shares granted to the executives in 2025 under the Omnibus Stock Plan. See the Compensation Discussion and Analysis herein for additional information on these awards.

(3)

The amounts reflected in column (l) represent the dollar value of restricted stock units and performance shares awarded to the executives, calculated by multiplying the number of shares (assuming target payout) awarded by the closing price of the Company’s Common Stock as reported by the Nasdaq Stock Market on the trading date immediately preceding the date of grant. These values are included in the “Stock Awards” column (column (e)) of the Summary Compensation Table.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table provides information about the number of shares covered by exercisable and unexercisable options and unvested stock awards outstanding and held by the Company’s Named Executive Officers as of the end of fiscal year 2025.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)(1)	(h)(2)	(i)	(j)(2)

Laurel M. Hurd	-	-	-	-	-	175,045	4,983,531	290,251	8,263,446
David B. Foshee	-	-	-	-	-	54,576	1,553,779	60,012	1,708,542
Bruce A. Hausmann	-	-	-	-	-	75,650	2,153,756	87,973	2,504,591
James L. Poppens	-	-	-	-	-	67,742	1,928,615	79,158	2,253,628
Nigel Stansfield	-	-	-	-	-	0	0	56,476	1,607,872

(1)

Restricted stock unit awards and achieved performance shares that have not yet vested are subject to forfeiture by the Named Executive Officers under certain circumstances. For a description of the related vesting criteria, please see the discussion contained in the “Compensation Discussion and Analysis” section herein. Subject to risk of forfeiture, these shares were scheduled to vest as shown below. Where vesting is noted to occur in the first quarter of a fiscal year, the vesting will occur during that quarter when the Compensation & Talent Development Committee certifies performance attainment through end of the prior fiscal year.

●	For Ms. Hurd, 40,351 vested on 1/12/26, 34,503 vested on 2/26/26, 21,897 vested on 2/24/26, 34,502 vests on 2/26/27, 21,896 vests on 2/24/27, and 21,896 vests on 2/24/28.
●

For Mr. Foshee, 8,766 vested on 1/12/26, 19,196 vested on 2/27/26, 7,100 vested 2/26/26, 4,139 vested on 2/24/26, 7,099 will vest on 2/26/27, 4,138 will vest on 2/24/27, and 4,138 will vest on 2/24/28.

●

For Mr. Hausmann, 12,871 vested on 1/12/26, 23,847 vested on 2/27/26, 10,428 vested 2/26/26, 6,026 vested on 2/24/26, 10,428 will vest on 2/26/27, 6,025 will vest on 2/24/27, and 6,025 will vest on 2/24/28.

●

For Mr. Poppens, 11,584 vested on 1/12/26, 21,138 vested on 2/27/26, 9,387 vested 2/26/26, 5,416 vested on 2/24/26, 9,387 will vest on 2/26/27, 5,415 will vest on 2/24/27, and 5,415 will vest on 2/24/28.

(2)

The market value referenced above is based on the closing price of $28.47 per share of the Company’s Common Stock on December 26, 2025 (the last trading day of the Company’s 2025 fiscal year), as reported by the Nasdaq Stock Market.

Option Exercises and Stock Vested in 2025

The following table provides information about the number and corresponding value realized during 2025 with respect to (i) the exercise of stock options, and (ii) the vesting of restricted stock, restricted stock units, and performance shares for each of the Company’s Named Executive Officers.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

(a)	(b)	(c)	(d)	(e)(1)
Laurel M. Hurd	-	-	237,171	5,057,645
David B. Foshee	-	-	51,823	1,155,001
Bruce A. Hausmann	-	-	76,566	1,706,705
James L. Poppens	-	-	66,249	1,475,271
Nigel Stansfield	-	-	112,262	2,709,635

(1)	The dollar amount is determined by multiplying (i) the number of shares vested by (ii) the closing price of our Common Stock on the Nasdaq Stock Market on the day preceding the vesting date.

Pension Benefits

The following table provides information about the pension benefits for each of the Company’s Named Executive Officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)(1)	(c)	(d)	(e)

Laurel M. Hurd	-	-	-	-
David B. Foshee	-	-	-	-
Bruce A. Hausmann	-	-	-	-
James L. Poppens	-	-	-	-
Nigel Stansfield(2)	UK Plan	20	661,080	266,113

(1)

The benefits for Mr. Stansfield under the UK Plan previously vested. All assumptions are the same as are used for financial reporting purposes under generally accepted accounting principles. The UK Plan was frozen as of March 2010. Mr. Stansfield began receiving pension payments after his employment ended on September 1, 2025.

(2)

Mr. Stansfield’s pension benefits under the UK Plan are denominated in British pound sterling. In calculating the U.S. dollar equivalent for disclosure purposes in the “Pension Benefits” table, the Company has converted the amounts in British pound sterling into U.S. dollars based on the exchange rate in effect as of the end of the year (£1 to $1.35 for 2025). Mr. Stansfield’s “Payments During Last Fiscal Year” include a one-time tax-free lump sum cash payment of 25% of the accumulated benefit under the UK Plan in the amount of $253,442 and gross pension payments of $12,671.

2025 Non-Qualified Deferred Compensation

The following table provides information about the contributions, earnings and account balances of the Company’s applicable deferred compensation plans for each of the Company’s Named Executive Officers.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

(a)(1)	(b)	(c)(2)	(d)(3)	(e)	(f)

Laurel M. Hurd	169,449	47,027	58,316	-	494,868
David B. Foshee	61,195	11,822	36,485	(63,302)	313,605
Bruce A. Hausmann	82,772	18,965	50,386	(89,383)	421,924
James L. Poppens	-	-	-	-	-
Nigel Stansfield	-	-	-	-	-

(1)

The Company maintains the Nonqualified Plan for certain U.S.-based “highly compensated employees” (as such term is defined in applicable IRS regulations), including each of the U.S.-based Named Executive Officers. As with the Company’s 401(k) Plan, the U.S.-based Named Executive Officers are eligible to participate in the Nonqualified Plan on the same terms as other eligible executive and non-executive employees based in the United States, and receive the same benefits afforded all other participants. As a non-U.S. employee, Mr. Stansfield is ineligible for participation in the plan.

Under the Nonqualified Plan, all eligible employees can elect to defer, on a pre-tax basis, a portion of their salary and/or annual bonus compensation. Each participant elects when the deferred amounts will be paid out, which can be during or after employment, subject to the provisions of Section 409A of the Internal Revenue Code. The employee earns a deferred return based on deemed investments in mutual funds selected by the employee from a list provided by the Company. The investment risk is borne entirely by the employee participant. Gains and losses are credited based on the participant’s election of a variety of deemed investment choices. Participants’ accounts appreciate or depreciate depending on the performance of their deemed investment choices. None of the deemed investment choices provide interest at above-market rates (or any guaranteed interest rate). The Company has established an irrevocable grantor (“rabbi”) trust to hold, invest and reinvest deferrals and contributions under the Nonqualified Plan, and all deferrals are paid out in cash upon distribution.

(2)

The amounts reported in column (c) reflect, for each Named Executive Officer (as applicable), the actual amounts contributed by the Company to the Nonqualified Plan during fiscal year 2025 (including contributions in 2025 with respect to compensation deferrals in 2024).

(3)

The amounts reported in column (d) are not reported as compensation to the Named Executive Officers in the Company’s Summary Compensation Table. However, the Company’s matching contributions reported in column (c) are included in the “All Other Compensation” column of the Company’s Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The Company is generally obligated to provide its Named Executive Officers with certain payments or other forms of compensation when their employment with the Company is terminated. The actual amount of compensation due each of the Named Executive Officers, as well as the duration of any periodic payments, depends on both the circumstances surrounding the termination, as well as the particulars of any employment-related agreements to which the Company and the Named Executive Officer are party.

The Company has Severance Protection and Change in Control Agreements with each of the Named Executive Officers that provide for certain severance benefits if their employment is terminated involuntarily under certain circumstances.  In general, those benefits are:

●

In the event of a termination without cause, Ms. Hurd would be entitled to severance benefits equal to two times her annual base salary plus two times her target annual bonus (payable for and over a 24-month period), a prorated annual bonus based on the date of termination, and continued health insurance benefits at her regular rate for 24 months. The other executives would be entitled to severance benefits equal to the executive’s annual base salary plus target annual bonus (payable for and over a 12-month period), a prorated annual bonus based on the date of termination, and continued health insurance benefits at the executive’s regular rate for 12 months.

●

In the event of an involuntary separation from service or a separation from service for good reason within 24 months following a “change in control” (as defined in the agreement), Ms. Hurd would be entitled to two and one-half times her annual base salary plus two and one-half times the greater of (i) her target annual bonus or (ii) the average bonus earned over the preceding three fiscal years (payable in a lump sum)), a prorated annual bonus based on the date of termination, and continued health insurance benefits at her regular rate for 24 months. The other executives would be entitled to severance benefits equal to two times the executive’s annual base salary plus two times the greater of (i) target annual bonus or (ii) the average bonus earned over the preceding three fiscal years (payable in a lump sum), a prorated annual bonus based on the date of termination, and continued health insurance benefits at the executive’s regular rate for 12 months.

●	In the event of a voluntary resignation or retirement, the executive is entitled to a prorated bonus for such fiscal year based on the date of resignation or retirement.
●

In the event of a termination for cause, the executive is entitled to no payment or compensation whatsoever, other than salary through the executive’s last day of employment, reimbursable expenses properly incurred through executive’s last day of employment, and such other amounts that in the ordinary course are due to be paid or delivered to the executive on or before the executive’s last day of employment.

●

The benefits outlined in the terms of the executive’s individual equity award agreements in effect at the time. Pursuant thereto, in the event of a voluntary resignation or retirement, Mr. Poppens (age 61) would vest in a portion of equity awards granted in 2023, 2024 and 2025 under the “Rule 75” retirement provision contained in those awards (and described above).

The Severance Protection and Change in Control Agreements also contain provisions placing restrictions on their ability to compete with the Company for a period of 12 or 24 months following termination of employment, depending on the circumstances of termination.

The following tables summarize the benefits payable to each of the Named Executive Officers under their respective agreements or arrangements described above in effect on December 26, 2025 (the last business day of the Company’s 2025 fiscal year), other than for Nigel Stansfield. In addition, the tables below reflect amounts of compensation and benefits that were payable to Mr. Stansfield with respect to his termination without cause on September 1, 2025. The tables do not include amounts payable under employee benefit plans in which Company associates are eligible to participate on a non-discriminatory basis. The amounts shown in the tables below assume that a Named Executive Officer’s employment terminated as of December 26, 2025, and that the fair market value of the Company’s Common Stock was $28.47 per share.

Laurel M. Hurd

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	-	-	-	1,860,000	2,325,000
Bonus	1,759,604	1,759,604	-	4,084,604	5,630,469
Equity awards(2)	-	8,788,860	-	8,788,860	13,246,977

Benefits and Perquisites:
Retirement plans	-	-	-	-	-
Health, life and other insurance	-	-	-	48,592	48,592

David B. Foshee

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	-	-	-	464,000	928,000
Bonus	526,746	526,746	-	874,746	1,448,518
Equity awards(2)	-	2,386,839	-	2,386,839	3,262,320

Benefits and Perquisites:
Retirement plans	-	-	-	-	-
Health, life and other insurance	-	-	-	194	194

Bruce A. Hausmann

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	-	-	-	563,000	1,126,000
Bonus	766,960	766,960	-	1,273,660	2,116,230
Equity awards(2)	-	3,378,421	-	3,378,421	4,658,347

Benefits and Perquisites:
Retirement plans	-	-	-	-	-
Health, life and other insurance	-	-	-	24,296	24,296

James Poppens

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	-	-	-	506,000	1,012,000
Bonus	689,311	689,311	-	1,144,711	1,903,115
Equity awards(2)	-	3,031,087	-	3,031,087	4,182,243

Benefits and Perquisites:
Retirement plans	-	-	-	-	-
Health, life and other insurance	-	-	-	23,590	23,590

Nigel Stansfield

Termination without Cause(4)

Compensation:	($)
Base salary	484,704
Bonus	878,259
Equity awards(2)	2,921,819

Benefits and Perquisites:	-
Retirement plans(3)	38,016
Health, life and other insurance	-

(1)

The Company does not utilize a “single trigger” concept for severance payments in its agreements. The “Change in Control” (as defined in the applicable agreements) does not, by itself, provide the Named Executive Officer with any right to resign and receive a severance benefit. Instead, there must be a “second trigger” of either (i) an “Involuntary Separation from Service” or (ii) a “Separation from Service for Good Reason” (essentially, resignation in the face of negative changes in executive’s employment relationship with the Company) that occurs within 24 months after the date of a Change in Control. The amounts included in this column thus assume that both a “Change in Control” and a termination (as described immediately above) occurred as of December 26, 2025. If a related termination did not in fact occur, no severance payments would be payable. The amounts in this column for Base Salary and Bonus would be paid in a lump sum within 30 days.

(2)

These amounts assume each Named Executive Officer (i) sold all newly vested shares of stock, and (ii) ultimately vested at target in outstanding performance shares that would have been retained for possible future vesting, each based on the fair market value of those shares as of December 26, 2025, or, for Mr. Stansfield, as of September 1, 2025. Also includes dividend equivalents accrued through December 26, 2025, or, for Mr. Stansfield, through September 1, 2025, that would have been paid out in connection with such assumed vesting of stock.

(3)

Mr. Stansfield previously vested in benefit payments under the legacy UK Plan (a pension plan that existed and was frozen prior to his service as an executive officer). The amount represents the annual payment to which he is entitled under the UK Plan regardless of any termination event, payable for the remainder of his life. In calculating the U.S. dollar equivalent for disclosure purposes, the Company has converted the annual payment in British pound sterling into U.S. dollars based on the exchange rate in effect as of September 1, 2025 (£1 to $1.35). In the case of Mr. Stansfield’s death, his surviving spouse would receive one-half of the amount otherwise payable for the remainder of his spouse’s life.

(4)

Mr. Stansfield’s position with the Company was eliminated and his employment was terminated without cause on September 1, 2025. This column reflects all compensation and severance to be paid to Mr. Stansfield upon his termination without cause. Mr. Stansfield’s Base Salary and Bonus were paid in British pound sterling. In calculating the U.S. dollar equivalent for disclosure purposes, the Company has converted each payment in British pound sterling into U.S. dollars based on the exchange rate in effect as of September 1, 2025 (£1 to $1.35). Mr. Stansfield vested in 46,153 restricted stock units at a share fair market value of $26.72, the closing price for Company stock on August 29, 2025 (the most recent trading day prior to September 1, 2025) upon termination, and Mr. Stansfield retained 76,506 performance shares for possible future vesting.

CEO PAY RATIO

As required by SEC rules and described below, we are disclosing the annual total compensation of our CEO, the annual total compensation of our median employee, and the ratio between those two amounts.

To prepare this analysis, the Company identified its median employee from its December 29, 2024, analysis and calculated the total compensation for that employee for 2025 using data for the following elements of compensation: salary, equity awards, incentive compensation, and non-equity incentive compensation, over a trailing 12-month period from payroll records. The Company used the same median employee for its 2025 analysis as it did for 2024 because the Company believes that there has been no change in its employee population or employee compensation arrangements that would significantly impact the pay ratio.

For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and median employee’s annual total compensation are calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K.

For 2025, the median employee’s annual total compensation was $56,077, and the total annual compensation of our CEO was $7,904,252. Based on this information, the ratio of the total annual compensation of our CEO to the total annual compensation of our median employee was 141:1. The median employee was located in the United States.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company.

PAY VERSUS PERFORMANCE

Pursuant to a mandate of the Dodd-Frank Act commonly referred to as "Pay versus Performance," the SEC has adopted a rule requiring registrants to provide a clear description of (1) the relationship between executive compensation actually paid ("CAP") to the Company's NEOs (including the principal executive officer or person acting in a similar capacity during the last completed fiscal year ("CEO")) and the Company’s cumulative total shareholder return (“TSR”), net income and a third Company-selected financial measure, and (2) the relationship between the Company's TSR and the TSR of a peer group chosen by the Company.

The following table provides information regarding CAP to our CEO and non-CEO NEOs during each of the past five fiscal years, as well as TSR, net income, and our Company-selected measure, adjusted EBITDA. See the “Compensation Discussion and Analysis" section above for a comprehensive discussion of our executive compensation program and philosophy.

							Value of Initial Fixed $100 Investment Based on:
Year (a)	Summary Compensation Table Total for Current CEO(1) ($) (b)	Compensation Actually Paid to Current CEO ($) (c)	Summary Compensation Table Total for Former CEO(1) ($) (d)	Compensation Actually Paid to Former CEO ($) (e)	Average Summary Compensation Table Total for Non-CEO NEOs(1) ($) (f)	Average Compensation Actually Paid to Non-CEO NEOs ($) (g)	Interface Total Shareholder Return(2) ($) (h)	Peer Group Total Shareholder Return(2)(3) ($) (i)	Net Income (in Millions) ($) (j)	Interface Adjusted EBITDA(4) (in Millions) ($) (k)

2025	5,651,488	10,461,049	N/A	N/A	2,004,495	2,858,947	274.81	136.30	116.1	217.9
2024	5,590,848	14,534,973	N/A	N/A	1,916,984	4,521,182	154.07	112.05	86.9	189.0
2023	4,526,511	4,807,487	N/A	N/A	1,797,544	2,146,971	77.74	99.79	44.5	162.0
2022	5,091,309	4,511,701	3,658,931	1,914,885	1,362,460	645,183	60.70	99.94	19.6	176.1
2021	N/A	N/A	6,250,848	7,083,641	1,889,694	2,188,909	97.22	132.16	55.2	169.4

(1)

These columns reflect the amounts reported in the “Summary Compensation Table” for Ms. Hurd, our current CEO, Mr. Hendrix, our former CEO, and the average for our non-CEO NEOs, for each of the years listed. The non-CEO NEOs for whom the average compensation is presented in this table are Messrs. Foshee, Hausmann, Poppens and Stansfield, for each of the years presented.

(2)

TSR is calculated based on an initial fixed investment of $100 on December 31, 2020 (the final trading day before our 2021 fiscal year), assuming reinvestment of dividends, through the end of the covered fiscal year presented.

(3)

The peer group used for the TSR calculation are the same companies comprising the “self-determined peer group” index used for compensation decision making (as described in the Compensation Discussion and Analysis in the proxy statement for each applicable fiscal year) and used to create the stock performance graph included in the Company’s Annual Report on Form 10-K for each applicable fiscal year.

(4)	Adjusted EBITDA is a non-GAAP financial measure. Please see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure.

Adjustments to the Summary Compensation Table Totals to arrive at CAP for our CEOs and Non-CEO NEOs are shown below.

	Calculation for Current CEO Hurd _________________________________________________________					Calculation for Avg of Non-CEO NEOs ____________________________________________________
	Year 2021 ($)	Year 2022 ($)	Year 2023 ($)	Year 2024 ($)	Year 2025 ($)	Year 2021 ($)	Year 2022 ($)	Year 2023 ($)	Year 2024 ($)	Year 2025 ($)
Summary Compensation Table Total	N/A	5,091,309	4,526,511	5,590,848	5,651,488	1,889,694	1,362,460	1,797,544	1,916,984	2,004,495
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	N/A	(3,543,485)	(2,614,777)	(2,740,892)	(2,821,999)	(934,024)	(550,168)	(914,060)	(699,128)	(665,391)
Plus Fair Value for Awards Granted in the Covered Year	N/A	2,963,877	2,931,519	6,246,104	4,322,888	1,113,482	444,128	1,083,559	1,593,213	816,253
Change in Fair Value of Awards from Prior Years that Vested in Covered Year	N/A	-	(134,309)	133,867	(717,469)	2,040	(20,731)	(18,153)	96,842	(149,801)
Change in Fair Value of Outstanding Unvested Awards from Prior Years	N/A	-	98,543	5,305,045	4,151,639	136,553	(573,021)	229,720	1,653,356	964,022
Less Fair Value of Awards Forfeited during the Covered Year	N/A	-	-	-	(125,497)	(18,837)	(17,485)	(18,104)	(36,754)	(18,800)
Plus Fair Value of Incremental Dividends of Earnings Paid on Stock Awards	N/A	-	-	-	-	-	-	-	-	-
Less Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	N/A	-	-	-	-	-	-	(13,534)	(3,330)	(91,831)
Plus Aggregate Service Cost and Prior Service Cost for Pension Plans	N/A	-	-	-	-	-	-	-	-	-
“Compensation Actually Paid”	N/A	4,511,701	4,807,487	14,534,973	10,461,049	2,188,909	645,183	2,146,971	4,521,182	2,858,947

	Calculation for Former CEO Hendrix
Calculation of “Compensation Actually Paid”	Year 2021 ($)	Year 2022 ($)	Year 2023 ($)	Year 2024 ($)	Year 2025 ($)
Summary Compensation Table Total	6,250,848	3,658,931	N/A	N/A	N/A
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	(2,150,267)	(991,768)	N/A	N/A	N/A
Plus Fair Value for Awards Granted in the Covered Year	2,656,714	738,217	N/A	N/A	N/A
Change in Fair Value of Awards from Prior Years that Vested in Covered Year	-	-	N/A	N/A	N/A
Change in Fair Value of Outstanding Unvested Awards from Prior Years	326,346	(1,490,495)	N/A	N/A	N/A
Less Fair Value of Awards Forfeited during the Covered Year	-	-	N/A	N/A	N/A
Plus Fair Value of Incremental Dividends of Earnings Paid on Stock Awards	-	-	N/A	N/A	N/A
Less Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	-	-	N/A	N/A	N/A
Plus Aggregate Service Cost and Prior Service Cost for Pension Plans	-	-	N/A	N/A	N/A
“Compensation Actually Paid”	7,083,641	1,914,885	N/A	N/A	N/A

CEO PAY-FOR-PERFORMANCE ALIGNMENT

The following chart sets forth the relationship between CAP to our current and former CEO, the average of CAP to our other NEOs, the Company’s cumulative TSR, and the peer group’s cumulative TSR, over the four-year period from 2021 through 2025.

The following chart sets forth the relationship between CAP to our current and former CEO, the average of CAP to our other NEOs, and our net income during fiscal years 2021 through 2025.

The following chart sets forth the relationship between CAP to our current and former CEO, the average of CAP to our other NEOs, and the Company’s Adjusted EBITDA during fiscal years 2021 through 2025.

TABULAR LIST OF MOST IMPORTANT FINANCIAL PERFORMANCE MEASURES FOR 2025

While Interface Adjusted EBITDA is shown in the pay-versus-performance table above, the following three performance measures are all important and key to the Company’s success. These measures are included in the short and long-term incentive plans to ensure alignment between the goals of the NEOs to the business strategies. The measures in this table are not ranked.

Most Important Performance Measures

Adjusted EBITDA*

Adjusted Operating Income*

Currency Neutral Sales*

*	Denotes a non-GAAP financial measure.

2025 DIRECTOR COMPENSATION

The following table provides information about the compensation paid to the Company’s outside directors in 2025. Ms. Hurd’s compensation is presented in the Summary Compensation Table.

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Stock Awards ($) (c)(2)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)(3)	Total ($) (h)
John P. Burke	87,500	135,821	-	-	-	70	223,391
Dwight Gibson	87,500	135,821	-	-	-	70	223,391
Daniel T. Hendrix(4)	205,000	-	-	-	923,162	509	1,128,671
Christopher G. Kennedy	135,000	173,842	-	-	-	70	308,912
Joseph Keough	97,500	135,821	-	-	-	70	233,391
Catherine M. Kilbane	102,500	135,821	-	-	-	70	238,391
K. David Kohler	95,000	135,821	-	-	-	70	230,891
Catherine Marcus	90,000	135,821	-	-	-	70	225,891
Robert T. O’Brien	107,500	135,821	-	-	-	70	243,391

(1)

For fiscal year 2025, the Company’s outside directors were paid an annual director’s fee of $80,000, except the Chairman whose annual fee is $120,000. Outside directors who served on the Audit Committee were paid an additional $10,000 and those who served on the Compensation & Talent Development Committee, the Nominating & Governance Committee, and the Innovation & Sustainability Committee were paid an additional $7,500, except that the Chairperson of the Audit Committee was paid an additional $20,000 (instead of $10,000) and the respective Chairpersons of the Compensation & Talent Development Committee, Nominating & Governance Committee, and the Innovation & Sustainability Committee were paid an additional $15,000 (instead of $7,500). Directors also were reimbursed for expenses in connection with attending Board and Committee meetings.

(2)

The amounts reported in the “Stock Awards” column are computed based upon the aggregate grant date fair value of the respective awards. See the Note entitled “Shareholder’s Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025, regarding assumptions underlying valuation of equity awards. The ultimate payout value may be significantly less than the amounts shown, and possibly zero, depending on the recipient’s tenure as a director. In 2025, Mr. Kennedy received an award of 8,294 shares, and each of the other directors listed in the table (except Mr. Hendrix) received an award of 6,480 shares of restricted stock, all having a grant date fair value of $20.96 per share. No stock options were granted to directors in the past several years, and there were no stock options held by directors at the end of 2025.

(3)

In 2025, the Company paid on all outstanding Common Stock of the Company (including restricted stock) dividends of $0.01 per share in the first and second fiscal quarters and $0.02 per share in the third and fourth fiscal quarters. The amounts in this column reflect dividends on the restricted shares of each director (except for Mr. Hendrix; see note 4 below), if any, paid in 2025.

(4)

Mr. Hendrix is a former employee and CEO of the Company. After nearly 20 years serving as the Company's CEO, Mr. Hendrix (age 71) has accumulated a sufficiently large number of shares to motivate him to think and act as an owner of the Company in alignment with our shareholders. Moreover, he continues to retain a quantity of shares well in excess of our share ownership requirement for directors. Therefore, the Compensation & Talent Development Committee has approved payment for Mr. Hendrix's board service in all cash, as has been done since Mr. Hendrix's initial retirement in 2017.

Mr. Hendrix has a defined benefit Salary Continuation Agreement with the Company dating back to 1986. The amount reported in column (f) relates to Mr. Hendrix’s accumulated benefit thereunder. In 2025, the accumulated benefit value increased due to a combination of $832,752 of cash payments to Mr. Hendrix under the Salary Continuation Agreement plus an increase of $90,410 in the present value of the accumulated benefits (primarily due to a decrease in the discount rate used for determining present value), for a net increase of $923,162. The amount reported in column (g) for Mr. Hendrix reflects the incremental cost to the Company of all perquisites and other personal benefits and is comprised of $509 for a Company provided cellular telephone.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning the Company’s equity compensation plans as of the end of fiscal year 2025.

Plan Category(1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)

Equity Compensation Plan Approved by Security Holders:
Omnibus Stock Plan (2020)	1,044,727	(2)	-	1,610,533	(3)

(1)	The Company does not have shares authorized for issuance under any compensation plan not approved by shareholders.
(2)	Represents the target level of performance share awards that were outstanding under the 2020 Omnibus Stock Plan.
(3)

Assumes target level achievement and vesting of the performance share awards that were outstanding under the 2020 Omnibus Stock Plan. Assuming maximum level achievement and vesting of those performance share awards, this number would be 958,098.

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(ITEM 3)

Information Concerning the Company’s Independent Registered Public Accounting Firm

We are asking our shareholders to ratify the appointment of Ernst & Young, LLP (“EY”), which served as our independent registered public accounting firm for fiscal year 2025, as our independent registered public accounting firm for fiscal year 2026. Following an extensive evaluation process, on September 5, 2024, the Audit Committee appointed EY to act as the independent registered public accounting firm of the Company for fiscal year 2025. In making the decision to retain EY, the Audit Committee considered several factors, including EY’s independence, the firm and lead partner capabilities and experience, the quality of communications with the Audit Committee, historical and recent performance, external quality data, and consideration of periodic rotation of the independent registered public accounting firm. The Audit Committee has appointed EY as our independent registered public accounting firm for fiscal year 2026. Should the shareholders fail to ratify the appointment of EY for fiscal year 2026, the Audit Committee will reconsider its selection but may continue the engagement. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time.

A representative of EY is expected to be present at the annual meeting to make a statement if he or she desires to do so and to respond to appropriate questions.

Change in Certifying Accounting Firm

Following an extensive evaluation process, on September 5, 2024, the Company, upon approval of the Audit Committee, notified BDO USA, P.C. (“BDO USA”) of its dismissal as the Company’s independent registered public accounting firm effective upon completion by BDO USA of its audit of the Company’s consolidated financial statements for the fiscal year ending December 29, 2024 and the filing of the Company’s 2024 Annual Report on Form 10-K. BDO USA served as the Company’s auditor consecutively since at least 1981, through fiscal year 2024.

The audit reports of BDO USA on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2023 and December 29, 2024, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2023 and December 29, 2024, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and BDO USA on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to BDO USA’s satisfaction, would have caused BDO USA to make reference thereto in their reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Following an extensive evaluation process, on September 5, 2024, the Audit Committee selected EY as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 28, 2025, subject to completion of EY’s standard client acceptance procedures and execution of an engagement letter.

During fiscal years ended December 31, 2023 and December 29, 2024, neither the Company nor anyone acting on its behalf has consulted with EY regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that EY concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Audit and Non-Audit Fees

Prior to 2025, BDO USA, P.C. (“BDO USA”) served as the Company’s independent registered public accounting firm. The following table shows the fees for professional audit and other services provided to the Company by EY for 2025 and BDO USA for 2024.

	2025	2024
Audit Fees(1)	$2,454,170	$2,472,050
Audit-Related Fees(2)	-	96,500
Tax Fees(3)	91,964	118,696
All Other Fees(4)	5,200	-
Total	$2,551,334	$2,687,246

(1)

“Audit Fees” consist of fees billed or accrued for professional services rendered for the audit of the Company’s annual financial statements, audit of the Company’s effectiveness of internal control over financial reporting, review of the interim financial statements included in quarterly reports, and audit services that are provided by the Company’s Independent Registered Public Accounting Firm in connection with statutory and regulatory filings.

(2)	“Audit-Related Fees” consist of fees billed or accrued primarily for employee benefit plan audits, and other attestation services.
(3)	“Tax Fees” consist of fees billed or accrued for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international.
(4)

“All Other Fees” consist of fees billed or accrued for those services not captured in the audit, audit-related and tax categories. The Company generally does not request such services from its independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with the SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm.

These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and detailed as to the particular services or category of services and is generally subject to a specific budget. Of the services rendered by the independent registered public accounting firm under the categories “Audit-Related Fees,” “Tax Fees” and “All Other Fees” described above, none were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

Vote Required and Recommendation of the Board

You may vote “for,” “against,” or “abstain” from the proposal to ratify the appointment of EY to act as the Company’s Independent Registered Public Accounting Firm for fiscal year 2026.

Under the Company’s Bylaws, the proposal to ratify the appointment of EY to act as the Company’s Independent Registered Public Accounting Firm for fiscal year 2026 is approved if the affirmative votes cast by the holders of the Company’s outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL, AND THE PROXY SUBMITTED BY TELEPHONE OR INTERNET OR PROXY CARD WILL BE VOTED IN THIS MANNER UNLESS THE SHAREHOLDER SUBMITTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board of Directors. A copy of the Audit Committee Charter may be viewed on the Company’s website, https://investors.interface.com/investor-relations/default.aspx. The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent registered public accounting firm for fiscal year 2025, EY, was responsible for performing an audit of the Company’s 2025 consolidated financial statements in accordance with auditing standards generally accepted in the United States. The independent registered public accounting firm also was responsible for expressing opinions on the conformity of the Company’s 2025 audited financial statements with generally accepted accounting principles, and on the effectiveness of the Company’s internal control over financial reporting at year end 2025. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s 2025 audited consolidated financial statements with management and EY. The Audit Committee met regularly with EY, with and without management present, to discuss the scope of the audits, results of their audit work, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also has received the written disclosures and the letter from EY required by applicable PCAOB rules regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm their independence. The Audit Committee has also considered whether the provision of any services discussed above in Item 3 under the caption “Ratification of Appointment of the Company’s Independent Registered Public Accounting Firm – Audit and Non-Audit Fees” by EY is compatible with maintaining EY’s independence.

The Board of Directors, in its business judgment, has determined that all three members of the Audit Committee are “independent,” as required by applicable listing standards of the Nasdaq Stock Market as currently in effect. Although the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting (including in respect of auditor independence), the Board of Directors determined that each of Ms. Marcus, Mr. O’Brien and Mr. Keough does qualify as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and EY. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has followed appropriate accounting and financial reporting principles or maintained appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are “independent.”

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the members of the Audit Committee as of the completion of the audit recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
Robert T. O’Brien (Chair)
Joseph Keough
Catherine Marcus

OTHER INFORMATION:

GENERAL MEETING INFORMATION

The Board of Directors of Interface, Inc. is furnishing this Proxy Statement to solicit Proxies for the Company’s common stock, $0.10 par value per share (“Common Stock”) to be voted at the annual meeting of shareholders of the Company. The meeting will be held at 9:00 a.m. Eastern Time on May 19, 2026. The Proxies also may be voted at any adjournments of the meeting. It is anticipated that this Proxy Statement will first be sent or given to shareholders on or about April 1, 2026.

The record of shareholders entitled to vote at the annual meeting was taken as of the close of business on March 13, 2026. On that date, the Company had outstanding and entitled to vote 58,429,029 shares of Common Stock.

Each Proxy for Common Stock (“Proxy”) that is properly completed (whether executed in writing or submitted by telephone or Internet) by a shareholder will be voted as specified by the shareholder in the Proxy. If no specification is made, the Proxy will be voted (i) for the election of the nominees listed in this Proxy Statement under the caption “Nomination and Election of Directors,” (ii) for the resolution approving, on an advisory basis, executive compensation, and (iii) for the ratification of the appointment of EY as the Company’s Independent Registered Public Accounting Firm for 2026. A Proxy given pursuant to this solicitation may be revoked by a shareholder who attends the meeting and gives notice of his or her election to vote in person, without compliance with any other formalities. In addition, a Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company either an instrument revoking it or a duly executed Proxy for the same shares bearing a later date.

An automated system administered by the Company’s transfer agent tabulates the votes. Abstentions and broker non-votes are included in the determination of the number of shares present and entitled to vote for the purpose of establishing a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for a customer does not have authority to vote on certain matters without instructions from their customer, such customer has not provided any voting instructions on the matter and the broker or other nominee returns a Proxy (or otherwise informs the transfer agent) that they are not voting on the matter for the foregoing reasons. Neither broker non-votes nor abstentions will affect the outcome of the vote on any matter expected to be voted upon at the annual meeting.

If your shares of Common Stock are held by a broker, bank or other nominee (e.g., in “street name”), you should receive instructions from your nominee, which you must follow in order to have your shares voted – the instructions may appear on a special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting than those available to record holders. If you do hold your shares in “street name” and plan on attending the annual meeting of shareholders, you should request a proxy from your broker or other nominee holding your shares in record name on your behalf in order to attend the annual meeting and vote at that time (your broker or other nominee may refer to it as a “legal” proxy).

The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for the forwarding service. In addition to solicitations by mail, directors and employees of the Company may solicit Proxies in person or by telephone, fax or e-mail. The Company also has retained Georgeson LLC, a proxy solicitation firm, to assist in soliciting Proxies from record and beneficial owners of shares of the Company’s Common Stock. The fee paid by the Company for such assistance is expected to be $9,000 (plus expenses).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors of the Company recognizes that transactions with related persons can present a heightened risk of conflict of interests and/or improper valuation (or the perception thereof). Accordingly, as a general matter, it is the Company’s preference to avoid transactions with related persons. Nevertheless, there are circumstances where the Company may (i) obtain products or services of a nature, quantity or quality that are not readily available from alternative sources, or on terms comparable to those provided by other, unrelated parties, or (ii) provide products or services on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms provided to employees generally.

Policy Regarding Review, Approval or Ratification of Transactions Involving Related Persons

The Company has adopted a written policy with respect to the review, approval or ratification of transactions with related persons involving the Company (or its subsidiaries or controlled affiliates). In evaluating potential transactions with related persons, the Related Transactions Policy incorporates and applies the contents of Item 404(a) of Regulation S-K (including but not limited to the definitions of “related persons” and “transaction”, as well as the threshold for “direct or indirect material interest” contained therein).

Prior to entering into a transaction with the Company, the related person is required to advise a Company-designated “Compliance Officer” (currently the Company’s General Counsel), who shall determine whether the proposed transaction is a transaction with a related person under this policy. If the Compliance Officer determines that the proposed transaction is a transaction with a related person, the transaction is required to be submitted to the Audit Committee of the Board of Directors for consideration at its next meeting or, in those instances in which it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, to the Chair of the Audit Committee (who possesses delegated authority to act between committee meetings). The Audit Committee (or where submitted to the Chair, the Chair) shall consider all of the available relevant facts and circumstances, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which the director is a partner, equity holder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to or from unrelated third parties or employees generally, as the case may be. After review, the Audit Committee or Chair either approves or disapproves the proposed transaction and advises the Compliance Officer, who in turn conveys the decision to the appropriate persons within the Company. No member of the Audit Committee is permitted to participate in any review, consideration, or approval of any potential transaction with a related person with respect to which such member or any of his or her immediate family members is a related person.

The policy also provides for the review of (i) transactions involving related persons entered into by the Company not previously approved or ratified under this policy, as well as (ii) any previously approved or ratified transactions with related persons that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. The policy also explicitly requires disclosure of all transactions that are required to be disclosed under the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules and regulations.

Transactions Involving Related Persons

The Company employs John Hendrix, the son of director Dan Hendrix, as its Global CRM Analyst. In 2025, John Hendrix earned salary and bonus of $182,949, and participated in certain of the Company’s benefit programs generally available to employees in the U.S. Dan Hendrix plays no part in the determination of John Hendrix’s compensation.

INSIDER TRADING POLICY/PROHIBITION ON HEDGING AND PLEDGING

The Company has adopted an insider trading policy that governs the purchase, sale, and other transactions in the Company’s securities by our directors, officers, and employees that is reasonably designed to promote compliance with insider trading laws, rules, and regulations. The Company’s policy prohibits trading in Company securities when any of these individuals (or their family members or entities that they control) are in possession of material non-public information. The policy also provides for “blackout periods” during which certain individuals are prohibited from transacting in the Company’s securities, as well as preclearance procedures for certain individuals, including all executive officers and directors, before engaging in certain transactions. In addition, the Company’s insider trading policy generally prohibits directors, officers and employees of the Company from engaging in speculative trading with respect to the Company’s securities, including “short sales” and trading in puts, calls and other options or derivatives with respect to securities of the Company. Officers, directors and employees are also prohibited from engaging in hedging transactions such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, directors and officers of the Company are prohibited from pledging the Company’s securities as collateral for a loan or other obligation.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2027 annual meeting must be received by the Company no later than December 2, 2026, in order to be eligible for inclusion in the Company’s Proxy Statement and form of Proxy for that meeting.

In addition, in accordance with Article II, Section 9, of the Bylaws of the Company, proposals of shareholders intended to be presented at the Company’s 2027 annual meeting, including in the case of a nominee for director, must be presented to the Board of Directors 90 to 120 days prior to that annual meeting, with such deadline for presentation of proposals estimated to be between January 19, 2027 and February 18, 2027.

Also, to comply with the universal proxy rules, shareholders who intend to solicit in support of director nominees other than the Company’s nominees must provide a notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, by no later than the same deadline for nominees set forth in the preceding paragraph. The notice must comply with both Rule 14a-19 and Articles II, Section 9, of the Bylaws. Because the advance notice provisions of the Bylaws of the Company require earlier notice than Rule 14a-19, all notices required under Rule 14a-19 must also be received by the Company not later than the close of business on February 18, 2027.

COMMUNICATING WITH THE BOARD

Shareholders wishing to communicate with the Board of Directors may send communications via U.S. mail to the following address:

Chairman of the Board

Interface, Inc.

1280 West Peachtree Street NW

Atlanta, GA 30309

From time to time, the Board may change the process by which shareholders may communicate with the Board or its members. The Company’s website, www.interface.com, will reflect any changes to the process.

Attendance of Board members at annual meetings is left to the discretion of each individual Board member. Two Board members attended the 2025 annual meeting.

“HOUSEHOLDING” OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold shares as the registered holder. You can notify us by sending a written request to Interface, Inc., Attn: Secretary, 1280 West Peachtree Street NW, Atlanta, Georgia 30309.

SAFE HARBOR STATEMENT FOR FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements, including, without limitation, statements about Interface’s plans, strategies and prospects and the information set forth in the section titled “Our Company”. These forward-looking statements are based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that these expectations will prove to be correct or that savings or other benefits anticipated in the forward-looking statements will be achieved. Important factors, some of which may be beyond the Company’s control, that could cause actual results to differ materially from management’s expectations are the risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025, filed with the SEC, which discussion is hereby incorporated by reference. Forward-looking statements speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements and cautions readers not to place undue reliance on any such statements.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

The Company knows of no matters other than those stated above that are to be brought before the meeting. However, if any other matter should be properly presented for consideration and voting, it is the intention of the persons named as proxies in the enclosed Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

By order of the Board of Directors

/s/ David B. Foshee
David B. Foshee
Secretary
April 1, 2026

APPENDIX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This Proxy Statement includes, as additional information for investors, the Company’s adjusted gross profit, adjusted earnings per share (“EPS”), adjusted operating income, adjusted earnings before interest taxes, depreciation and amortization (“EBITDA”), and net debt, as well as comparative information between periods for each. These measures are not in accordance with financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be used as a substitute for, or considered superior to, GAAP financial measures.

Adjusted gross profit excludes nora purchase accounting amortization. Adjusted EPS and adjusted operating income exclude nora purchase accounting amortization, cyber event impacts, restructuring charges, asset impairment, severance and other charges. Adjusted EPS also excludes a property casualty recovery, a loss on extinguishment of debt, a loss on foreign subsidiary liquidation, changes in deferred taxes due to legislative changes in Germany, loss from a UK pension surplus tax rate change, and insurance recovery from a warehouse fire. Net debt is total debt less cash on hand. Adjusted EBITDA is GAAP net income excluding interest expense, income tax expense, depreciation and amortization, stock compensation amortization, nora purchase accounting amortization, the Thailand plant closure inventory write-down, cyber event impacts, a property casualty recovery, goodwill and intangible asset impairment, restructuring charges, asset impairment, severance and other charges, a loss on foreign subsidiary liquidation, and insurance recovery from a warehouse fire.

The Company excludes certain effects from adjusted income measures because it believes these items were a unique and/or one-time event and did not arise from or constitute normal ongoing operations. Similarly, because the Company engages in acquisitions only episodically, and not as an everyday matter, the Company believes presenting certain measures excluding the effects of acquisitions facilitates focus on normal ongoing operations. The Company generally believes reporting its adjusted results helps investors’ understanding of historical operating trends, because it facilitates comparison to prior periods during which unique events affecting more recent results may not have occurred (or vice versa).  The Company also believes that adjusted results provide supplemental information for comparisons to other companies which may not have experienced the same events underlying the adjustments.  Furthermore, the Company uses adjusted results internally as supplemental information to evaluate its own performance, for planning purposes and in connection with its compensation programs.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures appear in the following tables (see next page).

(in millions, except ratios and per share amounts)

ADJUSTED GROSS PROFIT
				2024	2025
Gross Profit as Reported (GAAP)				$482.9	$537.4
Purchase Accounting Amortization				5.2	3.1
Adjusted Gross Profit*				$488.1	$540.5

ADJUSTED OPERATING INCOME
				2024	2025
Operating Income as Reported (GAAP)				$134.4	$164.0
Purchase Accounting Amortization				5.2	3.1
Cyber Event Impact				(0.7)	-
Restructuring, Asset Impairment, Severance and Other, net				2.5	6.7
Adjusted Operating Income*				$141.4	$173.8

ADJUSTED DILUTED EPS
				2024	2025
Diluted Earnings per Share as Reported (GAAP)				$1.48	$1.96
Purchase Accounting Amortization				0.06	0.04
Cyber Event Impact				(0.07)	-
Restructuring, Asset Impairment, Severance and Other, net				0.03	0.08
Property Casualty Loss (1)				(0.03)	-
Loss on Extinguishment of Debt				-	0.04
Loss on Foreign Subsidiary Liquidation (2)				0.04	-
Deferred Taxes - Tax Rate Changes and Other(3)				-	(0.18)
UK Pension Surplus Tax Rate Change				(0.04)	-
Warehouse Fire Loss(4)				-	(0.01)
Adjusted Diluted Earnings per Share*				$1.46	$1.94

NET DEBT
	2021	2022	2023	2024	2025
Total Debt	$518	$520	$417	$303	$182
Less: Cash	(97)	(98)	(110)	(99)	(71)
Net Debt*	$421	$423	$307	$204	$110

ADJUSTED EBITDA
	2021	2022	2023	2024	2025
Net Income as Reported (GAAP)	$55.2	$19.6	$44.5	$86.9	$116.1
Income Tax (Benefit) Expense	17.4	22.4	19.1	26.6	20.8
Interest Expense (including debt issuance cost amortization)	29.7	29.9	31.8	23.2	19.5
Depreciation and Amortization (excluding debt issuance cost amortization)	44.3	38.7	38.7	37.3	37.9
Share-Based Compensation Expense	5.5	8.5	10.3	12.9	14.4
Purchase Accounting Amortization	5.6	5.0	5.2	5.2	3.1
Thailand Plant Shutdown	-	2.5	-	-	-
Cyber Event Impact	-	5.1	1.1	(5.5)	-
Restructuring, Asset Impairment, Severance and Other, net	11.8	8.2	5.6	2.5	6.7
Goodwill and Intangible Asset Impairment	-	36.2	-	-	-
Property Casualty Loss (1)	-	-	(0.5)	(2.3)	-
Loss on Foreign Subsidiary Liquidation (2)	-	-	6.2	2.2	-
Warehouse Fire Loss (4)	(0.2)	-	-	-	(0.6)
Adjusted EBITDA*	$169.4	$176.1	$162.0	$189.0	$217.9

Total Debt / Net Income as Reported (GAAP)	9.4x	26.6x	9.4x	3.5x	1.6x
Net Debt / Adjusted EBITDA	2.5x	2.4x	1.9x	1.1x	0.5x

* Sum of reconciling items may differ from total due to rounding of individual components

(1) Represents insurance recovery of loss recognized in the first quarter of 2023.

(2) In 2024, our Thailand subsidiary was substantially liquidated. In 2023, our Russia and Brazil foreign subsidiaries were substantially liquidated. The related cumulative translation adjustment was recognized in other expense.

(3) In July 2025, Germany enacted tax legislation to reduce the German corporate income tax rate by 1% annually from 2028 to 2032. This resulted in a review and remeasurement of the Company’s German deferred tax assets and liabilities and a non-cash credit to income tax expense in the third quarter of 2025.

(4) Represents insurance recovery of loss recognized in the second quarter of 2020.

Interface® VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 19, 2026.

Online
Go to www.investorvote.com/TILE or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/TILE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2026 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of ten members of the Board of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - John P. Burke	☐	☐	02 - Dwight Gibson	☐	☐	03 - Daniel T. Hendrix	☐	☐
04 - Laurel M. Hurd	☐	☐	05 - Christopher G. Kennedy	☐	☐	06 - Joseph Keough	☐	☐
07 - Catherine M. Kilbane	☐	☐	08 - K. David Kohler	☐	☐	09 - Catherine Marcus	☐	☐
10 - Robert T. O'Brien	☐	☐						

	For	Against	Abstain
2. Approval, on an advisory basis, of executive compensation.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young, LLP as the Company's Independent Registered Public Accounting Firm for 2026.	☐	☐	☐

4. In accordance with their best judgment, with respect to any other matters that may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

049P8A

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/TILE

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/TILE

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Interface, Inc.

Notice of 2026 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 19, 2026

Laurel M. Hurd and Christopher G. Kennedy, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Interface, Inc. to be held on May 19, 2026, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors, and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.